Execution Version

Deal CUSIP Number: 00187PAA7
Revolving Credit Facility CUSIP Number: 00187PAB5

CREDIT AGREEMENT
dated as of December 19, 2022
among
APA Generation, LLC,
as the Borrower,
The Several Lenders
from Time to Time Parties Hereto,
Citibank, N.A.,
as the Revolver Administrative Agent, Collateral Agent, Letter of Credit Issuer and a Lender,
Citibank, N.A., Bank of America, N.A., JPMorgan Chase Bank, N.A.,
KeyBank National Association and Truist Securities, Inc.,
as Joint Lead Arrangers and Joint Bookrunners

the other Letter of Credit Issuers party hereto from time to time;
and
Citibank, N.A.,
as Green Structuring Agent
45000.0003045000.00030

TABLE OF CONTENTS
i

    v

SCHEDULES
Schedule 2.1(a)        Commitments of Lenders
Schedule 3.1        Closing Date Projects
Schedule 8.4        Equity Interests Owned by the Parent and the Borrower
Schedule 8.8        Litigation
Schedule 8.14        Closing Date Indebtedness
Schedule 10.7        Mortgaged Property Requirements
Schedule 11.5        Closing Date Liens
Schedule 11.6(a)    Indebtedness
Schedule 11.10        Closing Date Investments
Schedule 11.12        Burdensome Agreements
Schedule 14.2        Notice Addresses
EXHIBITS
Exhibit A    Form of Joinder Agreement
Exhibit B    Form of Assignment and Acceptance
Exhibit C    Form of Promissory Note
Exhibit D    Form of Notice of Borrowing or Conversion or Continuation
Exhibit E    Form of Beneficial Ownership Certificate
Exhibit F    Form of Letter of Credit Request
Exhibit G    Form of Notice of Voluntary Prepayment
Exhibit H    Form of Compliance Certificate
Exhibit I-1    Form of U.S. Tax Compliance Certificate (For Lenders That Are Not U.S. Persons and Not Partnerships For U.S. Federal Income Tax     Purposes)
Exhibit I-2    Form of U.S. Tax Compliance Certificate (For Participants That Are Not U.S.     Persons and Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3    Form of U.S. Tax Compliance Certificate (For Participants That Are Not U.S.     Persons and Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4    Form of U.S. Tax Compliance Certificate (For Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of December 19, 2022, among APA Generation, LLC, a Delaware limited liability company (the “Borrower”), the lending institutions providing revolving credit from time to time parties hereto (each, a “Lender” and, collectively, the “Lenders”), the lending institutions providing term loans or acting as Letter of Credit Issuers from time to time party hereto, Citibank, N.A., as the Revolver Administrative Agent, the Collateral Agent, and a Letter of Credit Issuer (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).
The parties hereto hereby agree as follows:
Section 1Definitions.
1.1Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“ABR” means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1.00%, (ii) the Prime Rate and (iii) Term SOFR (which rate shall be calculated based on an Interest Period of one month as of such date) plus 1.00%. Any change in the ABR due to a change in such rate determined by the Revolver Administrative Agent in the Federal Funds Rate shall take effect at the opening of business on the day of such change. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.
“ABR Loan” means any Revolving Credit Loan bearing interest at a rate determined by reference to the ABR.
“Administrative Questionnaire” has the meaning provided in Section 14.6(c)(i)(D).
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.
“Affiliated Lender” means, at any time, (a) any Lender that is an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than the Borrower or any of its Subsidiaries and other than any Debt Fund Affiliate), (b) any Lender that is a Non-Debt Fund Affiliate of an Investor, (c) any Lender that is a direct or indirect holding company of the Borrower or (d) any investment advisor to any Affiliated Lender, any account, fund, client or portfolio established and controlled by the investment advisor of such Affiliated Lender or for which such investment advisor or an Affiliate of such investment advisor acts as the investment advisor or exercises discretionary control, at such time; provided that, notwithstanding the foregoing, Blackstone Structured Products Affiliates and funds or accounts managed or advised by them shall not constitute Affiliated Lenders.
“Agent Fee Letter” means that certain Fee Letter, dated as of October 20, 2022, between the Borrower and Citigroup Global Markets Inc., on behalf of the Agent.

“Agent Parties” has the meaning provided in Section 14.17(b).
“Agents” means (a) the Revolver Administrative Agent and (b) Collateral Agent or any of their respective successors or assigns as the context may require.
“Agreement” means this Credit Agreement.
“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount (“OID”), upfront fees, a Term SOFR or ABR floor, or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that (a) OID and upfront fees shall be equated to an interest rate assuming a 4-year life to maturity on a straight line basis (e.g. 100 basis points of OID or upfront fees equals 25 basis points of interest rate margin for a four year average life to maturity) and (b) if any New Revolving Credit Commitments or Incremental Term Loan includes a Term SOFR or ABR floor that is greater than the Term SOFR or ABR floor applicable to the existing Revolving Facility, such differential between interest rate floors shall be included in the calculation of All-In Yield, but only to the extent an increase in the Term SOFR or ABR floor applicable to the existing Revolving Facility would cause an increase in the interest rate then in effect thereunder, and in such case the Term SOFR and ABR floors (but not the applicable rate, unless the Borrower otherwise elects in its sole discretion) applicable to the existing Revolving Facility shall be increased to the extent of such differential between interest rate floors.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act and the Beneficial Ownership Regulation.
“APAF Borrower” means APA Finance, LLC, a Delaware limited liability company, and its successors or assigns and any borrower under the APAF Facility as refinanced.
“APAF Debt Service Coverage Ratio” means the “Debt Service Coverage Ratio” as defined in the APAF Facility as in effect on the Closing Date.
“APAF DSCR Financial Covenant” has the meaning provided in Section 11.15(c).
“APAF Facility” means that certain Amended and Restated Credit Agreement dated as of August 25, 2021, by and among, inter alios, the APAF Borrower and BISF Agent LLC.
“APAFII” means APA Finance II, LLC, a Delaware limited liability company.
“APAFIII” means APA Finance III, LLC, a Delaware limited liability company.
“APAFII Facility” has the meaning provided in Section 11.6(b)(ii).
“APAFIII Facility” has the meaning provided in Section 11.6(b)(iii).
“APAFII Loan Parties” means APAFII and its Subsidiaries.
“APAFIII Loan Parties” means APAFIII and its Subsidiaries.

“Applicable Margin” means, for any day, with respect to the Loans, a percentage per annum equal to:
(a)    for the period commencing on the Closing Date through the date on which the financial statements required to be delivered pursuant to Section 9.1(a) for the first full fiscal quarter ending after the Closing Date: (i) with respect to ABR Loans, 1.60% per annum and (ii) with respect to Term SOFR Loans, 2.60% per annum
(b)    thereafter, the Applicable Margin shall equal the applicable ABR Margin or Term SOFR Margin in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Leverage Ratio	Term SOFR Margin	ABR Margin
> 4.50:1.00	2.60%	1.60%
> 3.50:1.00 but ≤ 4.50:1.00	2.35%	1.35%
> 2.50:1.00 but ≤ 3.50:1.00	2.10%	1.10%
> 1.50:1.00 but ≤ 2.50:1.00	1.85%	0.85%
≤ 1.50:1.00	1.60%	0.60%

Notwithstanding the foregoing, the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or any Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment.
Each change in the Applicable Margin shall be effective on and after the third Business Day after the date of delivery to Revolver Administrative Agent of financial statements pursuant to Section 9.1(a) and (b) and an officer’s certificate pursuant to Section 9.2 calculating the Leverage Ratio. At any time Borrower either (1) has not submitted to Revolver Administrative Agent the applicable information as and when required under Section 9.2 or (2) an Event of Default has occurred and is continuing, the Applicable Margin shall be determined, in each case, as if the Leverage Ratio was greater than 4.50:1.00. Within one Business Day of receipt of the applicable information under Section 9.2, Revolver Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 9.2 is shown to be inaccurate in any material respect (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable or Secured Swap Obligations)), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Borrower shall promptly deliver to Revolver Administrative Agent a correct certificate required by Section 9.2 for such Applicable Period, (y) if such inaccuracy, if corrected, would have resulted in a higher Applicable Margin, the Applicable Margin shall be deemed to be such higher Applicable Margin for the Applicable Period and (z) Borrower shall immediately pay to Revolver Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the right of Revolver Administrative Agent or any Lender under Section 2.8(c) or Section 12.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (collectively, a “disposition”), directly or indirectly, in one or a series of related transactions of the properties or assets of the Borrower and its Subsidiaries to another Person, other than:
(a)any disposition of cash or Cash Equivalents; or
(b)any disposition of properties or assets in an aggregate amount not to exceed $5,000,000 in any calendar year.
“Assignment and Acceptance” means an assignment and acceptance substantially in the form of Exhibit B or such other form as may be approved by the Revolver Administrative Agent.
“ASU” has the meaning provided in the definition of “Capital Lease”.
“Auto-Extension Letter of Credit” has the meaning provided in Section 3.2(d).
“Available Revolving Commitment” means, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the aggregate Revolving Credit Exposure at such date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Revolver Administrative Agent for the applicable Benchmark Replacement Date:
(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Revolver Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Revolving Credit Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Revolver Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Revolving Credit Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Revolving Credit Document in accordance with Section 2.16.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership in the form of Exhibit E.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefited Lender” has the meaning provided in Section 14.8(a).
“Blackstone Structured Products” means Blackstone Structured Products Advisors LP.
“Blackstone Structured Products Affiliates” means Affiliates of Blackstone Structured Products within the structured products group of the credit focused division of The Blackstone Group Inc.

“Blocked Person” means any person that is subject of Sanctions, including: (a) identified on any Sanctions-related list of designated Persons, (b) organized, domiciled or resident in any jurisdiction that is the subject of comprehensive Sanctions (at present, Cuba, Iran, North Korea, Syria, and the Crimea region, Zaporizhzhia, Kherson, so-called Donetsk People’s Republic and so-called “Luhansk People’s Republic” in Ukraine), or (c) an agent, department or instrumentality of, or any Person that is otherwise 50% or more owned by, or controlled by or acting on behalf of, directly or indirectly, any Person described in clause (a) or (b).
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.
“Borrower” has the meaning provided in the preamble to this Agreement.
“Borrower Available Cash” means distributions received by the Borrower in cash for the most recent Measurement Period, excluding (a) the proceeds of any extraordinary receipts, including cash payments or proceeds received (i) from any disposition by the Borrower or any of its Subsidiaries, (ii) under any casualty insurance policy in respect of a covered loss thereunder or (iii) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking and (b) any cash that is derived from (i) cash grants and similar items to the Borrower or its Subsidiaries, (ii) any incurrence of Indebtedness by the Borrower or its Subsidiaries, (iii) any issuance of Equity Interests by the Borrower or its Subsidiaries or (iv) any capital contribution to the Borrower or its Subsidiaries; provided that if the Borrower has acquired or disposed of any equity interests in a Project Company or the Borrower or any of its Subsidiaries (including any Project Company) has acquired or disposed of any property with a value in excess of $5,000,000 at any time after the first day of such Measurement Period, the determinations of Borrower Available Cash shall be made giving pro forma effect to such acquisition or disposition as if such acquisition or disposition had occurred on the first day of such Measurement Period (as determined in the good faith reasonable judgment of the Borrower). “Borrower Available Cash” for each of the four fiscal quarters ended prior to December 31, 2022 shall be equal to the amount set forth in the table below for such quarter.

Fiscal Quarter	Borrower Available Cash
Fiscal quarter ending June 30, 2022	$15,552,559
Fiscal quarter ending September 30, 2022	$10,808,769
Fiscal quarter ending December 31, 2022	$11,155,838

“Borrower Materials” has the meaning provided in Section 14.17(b).
“Borrowing” means the advance of an ABR Loan or SOFR Loan other than as a result of conversions, in each case of the same Class and Type, made, converted, or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Business Day” means any day excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are required or authorized to be closed; provided,

however, that, when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day.
“Capital Expenditures” means with respect to any Person, expenditures and costs (whether paid in cash or accrued as liabilities) by such Person for the construction, acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements) that are required to be capitalized under GAAP on a balance sheet of such Person.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP; provided that all leases that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board (the “ASU”) shall continue to be accounted for as operating leases for purposes of the definition of “Indebtedness” under the Revolving Credit Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Revolving Credit Documents.
“Cash Collateral” has a meaning correlative to the immediately succeeding paragraph and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” means to pledge and deposit with or deliver to the Revolver Administrative Agent, for the benefit of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Revolver Administrative Agent and the applicable Letter of Credit Issuer shall agree in their sole discretion, other credit support; and “Cash Collateralized” shall have a corresponding meaning.
“Cash Equivalents” means:
(c)U.S. Dollars,
(d)securities issued or directly and fully guaranteed or insured by the government of the United States, or the government of any nation having one of the two highest rating categories obtainable from Moody’s and S&P, or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition,
(e)readily marketable direct obligations issued by any state of the United States or any political subdivision thereof, having one of the two highest rating categories obtainable from Moody’s and S&P,
(f)certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or any bank which is a member of the Federal Reserve System and organized under the laws of the United States, any state thereof or the District of Columbia or a branch of a foreign bank located in the United States, in each case, having at the date of acquisition thereof combined net capital and surplus in excess of $1,000,000,000 (or its equivalent in any other currency or currencies as of the date of such investment), and that has a rating of at least A2 or better from S&P (in the case of instruments with a maturity of six months or less) or a rating of at least BBB+ or better from S&P (in the case of instruments having a maturity of greater than six months),
(g)repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b), (c) and (d) above entered into with any financial institution meeting the qualifications specified in clause (d) above,
(h)commercial paper having one of the two highest ratings obtainable from Moody’s and S&P and, in each case, maturing within one year after the date of acquisition, and
(i)money market funds; provided that at least 95% of the assets of such funds constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.
“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.
“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement with the Borrower or any Subsidiary, is an Agent or a Lender or an Affiliate of an Agent or a Lender.
“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, employee credit card programs, electronic funds transfer services, or e-payables, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) and other services related, ancillary or complementary to the foregoing.
“Change in Law” means (a) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule, or regulation by any Governmental Authority or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt any such adoption, change or compliance in respect of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any event or series of events by which, (a) Ultimate Parent shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least one hundred percent (100.0%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) other than (i) any combination of the Investors or (ii) any “group” including any Investors (provided that the Investors beneficially own more than fifty percent (50.0%) of all voting interests beneficially owned by such “group”), shall have acquired beneficial ownership of over fifty percent (50.0%) on a fully diluted basis of the voting interest in Ultimate Parent’s Equity Interests; (c) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than the Borrower or a Subsidiary Guarantor.
“Class” (i) when used in reference to any Revolving Credit Loan or Borrowing, refers to whether such Revolving Credit Loan, or the Revolving Credit Loans comprising such Borrowing, are Original Revolving Credit Loans or Extended Revolving Credit Loans (of the same Extension Series), (ii) when used in reference to any Revolving Credit Commitment, refers to whether such Revolving Credit Commitment is an Original Revolving Credit Commitment or an Extended Revolving Credit Commitment (of the same Extension Series) and (iii) when used in reference to any Incremental Term Loan or Borrowing, refers to all such Incremental Term Loans, or the Incremental Term Loans comprising such Borrowing, made pursuant to a request for such Incremental Term Loans on a specific Borrowing date. Revolving Credit Commitments that have different terms and conditions shall be construed to be in different Classes. Revolving Credit Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes. Incremental Term Loans that have the same terms and conditions shall be construed to be in the same Class.
“Closing Date” means the first date on which all conditions precedent in Section 6 are satisfied or waived in accordance with Section 6.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder from time to time.
“Collateral” means, individually or collectively, as the context requires, “Collateral” as defined in the Security Agreement, and the “Pledged Collateral” as defined in the Pledge Agreement.
“Collateral Agent” means Citibank, N.A. and/or one or more of its affiliated designees, in its capacity as collateral agent for the Secured Parties hereunder, or any successor collateral agent.
“Commitment Fee” has the meaning provided in Section 4.1(a).
“Commitment Fee Rate” means, in respect of the Original Revolving Credit Commitments:
(a)    for the period commencing on the Closing Date through the date on which the financial statements required to be delivered pursuant to Section 9.1(a) for the first full fiscal quarter ending after the Closing Date, 0.50% per annum;
(b)    thereafter, the rate in effect from time to time determined as set forth below based upon the applicable Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Leverage Ratio	Commitment Fee Rate
> 2.50:1.00	0.50%
≤ 2.50:1.00	0.375%

Notwithstanding the foregoing, the Commitment Fee Rate in respect of any Class of Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Joinder Agreement or Extension Amendment, as applicable.
Each change in the Commitment Fee Rate shall be effective on and after the third Business Day after the date of delivery to Revolver Administrative Agent of financial statements pursuant to Section 9.1(a) and 9.1(b) and an officer’s certificate pursuant to Section 9.2 calculating the Leverage Ratio. At any time (1) there occurs an Event of Default or (2) Borrower has not submitted to Revolver Administrative Agent the applicable information as and when required under Section 9.2, the Commitment Fee Rate shall be determined, in each case, as if the Leverage Ratio was greater than 4.50:1.00. Within one Business Day of receipt of the applicable information under Section 9.2, Revolver Administrative Agent shall give each Lender telefacsimile or telephonic notice (confirmed in writing) of the Commitment Fee Rate in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 9.2 is shown to be inaccurate in any material respect (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than indemnities and other contingent obligations not yet due and payable or Secured Swap Obligations)), and such inaccuracy, if corrected, would have led to the application of a higher Commitment Fee Rate for any Applicable Period than the Commitment Fee Rate applied for such Applicable Period, then (x) Borrower shall promptly deliver to Revolver Administrative Agent a correct certificate required by Section 9.2 for such Applicable Period, (y) if such inaccuracy, if corrected, would have resulted in a higher Commitment Fee Rate, the Commitment Fee Rate shall be deemed to be such higher Commitment Fee Rate for the Applicable Period and (z) Borrower shall immediately pay to Revolver Administrative Agent the accrued additional interest owing as a result of such increased Commitment Fee Rate for such Applicable Period. Nothing in this paragraph shall limit the right of Revolver Administrative Agent or any Lender under Section 2.8(c) or Section 12.
“Commitments” means, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, or commitment to provide the Borrower with Incremental Term Loans, as the context requires.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning provided in Section 14.17.
“Confidential Information” has the meaning provided in Section 14.16.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or Daily Simple SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Payment Date”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Revolver Administrative Agent decides (after consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Revolver Administrative Agent in a manner substantially consistent with market practice (or, if the Revolver Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Revolver Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Revolver Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Revolving Credit Documents).
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.
“Controlled Entity” means (a) any of the Subsidiaries of the Borrower and any of their or the Borrower’s respective Controlled Affiliates and (b) the Parent and its Controlled Affiliates.
“Credit Event” means and includes the making (but not the conversion or continuation) of a Loan or the issuance of a Letter of Credit.
“Credit Parties” means the Borrower and the Guarantors.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day the “SOFR Determination Date”) that is five Business Days (or such other period as determined by the Borrower and the Revolver Administrative Agent based on then prevailing market conventions) prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days.
“Daily SOFR Borrowing” means a Borrowing comprised of Loans bearing interest at a rate determined by reference to Daily Simple SOFR.
“Daily SOFR Loan” means any Loan bearing interest at a rate determined by reference to Daily Simple SOFR.
“Debt Fund Affiliate” means (a) so long as Blackstone Structured Products is an Affiliate of the Borrower or any Investor, any fund or client managed by an adviser that is a Blackstone Structured Products Affiliate and (b) any other Affiliate of the Investors and the Borrower that is a Bona Fide Debt Fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course. For the avoidance of doubt, as of the Closing Date (and for so long thereafter as Blackstone Structured Products is an Affiliate of the Borrower or the Investors), funds or accounts managed or advised by Blackstone Structured Products Affiliates shall constitute Debt Fund Affiliates.

“Debt Service Coverage Ratio” means, with respect to a Measurement Period, the ratio of (a) Borrower Available Cash minus operating costs paid by the Borrower (if any) in cash with respect to such Measurement Period to (b)(i) cash interest expense, commitment and other fees and scheduled principal amortization payments (if any) in respect of the Revolving Facility and any other Indebtedness incurred by the Borrower for such Measurement Period and (ii) capital expenditure paid by the Borrower or any Subsidiary as permitted by Section 11.8(ii)(B) for such Measurement Period.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.
“Default Rate” has the meaning provided in Section 2.8(c).
“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.
“Designated Equity Contribution” is defined in Section 12.2.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss, or asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control, event of loss, asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to the prior repayment in full of the Obligations and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date of the Revolving Credit Loans at the time of issuance of such Equity Interests; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of the Borrower (or any direct or indirect parent thereof), or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lenders” means (i) such Persons that have been specified by the Borrower or the Sponsor in writing to the Revolver Administrative Agent and the Lead Arrangers prior to the Closing Date as being Disqualified Lenders, (ii) competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower to the Revolver Administrative Agent from time to time and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than any such Affiliate that is affiliated with a financial investor in such Person and that is not itself an operating company or otherwise an Affiliate of an operating company so long as such Affiliate is a bona fide Fund) that are either (a) identified in writing by the Borrower to the Revolver Administrative Agent from time to time or (b) reasonably identifiable solely on the basis of its name. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Revolver Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender, and the Revolver Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender. No updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (ii) above shall be made by the Borrower to the Revolver Administrative Agent in writing (including by email) and such supplement shall take effect two Business Days after such notice is received by the Revolver Administrative Agent. The list of Disqualified Lenders shall be made available to any Lender, prospective Lender, participant or prospective participant upon request to the Revolver Administrative Agent, subject to confidentiality requirements pursuant to Section 14.16.
“Distressed Person” has the meaning provided in the definition of the term “Lender-Related Distress Event”.
“Distribution Lock-Up Event” has the meaning provided in Section 11.15(c).
“Distribution Lock-Up Event Covenant Testing” has the meaning provided in Section 11.15(c).
“Distribution Lock-Up Event Subsidiary” has the meaning provided in Section 11.15(c).
“Diversification Trigger Event” has the meaning provided in Section 11.15(c).
“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Green Expenditures” means investments, capital expenditures, or acquisitions in respect of an Eligible Green Project, taking place during the period in which any utilizations under the Agreement are outstanding and within the two years prior to the Closing Date.
“Eligible Green Project” means an expenditure aligned with the Green Loan Principles and associated with any renewable energy project including but not limited to solar and wind power generation projects and battery storage projects; for the avoidance of doubt, the Projects set forth on Schedule 3.1 shall be deemed to be Eligible Green Projects.
“Environmental Claims” means any and all actions, suits, orders, decrees, directions or directives, demands, demand letters, claims, disputes, notices of noncompliance or potential responsibility, breach or violation, litigation or proceedings (hereinafter, “Claims”) pursuant to any Environmental Law or any Environmental Permit issued under any such Environmental Law, including, without limitation, (i) any and all Claims by any Governmental Authority for

enforcement, investigation, cleanup, removal, response, remediation, reclamation, restoration or other actions, cost recovery, compensation or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, use, storage, recycling, treatment, generation, transport, processing, handling, labeling, management, disposal, Release or threatened Release of Hazardous Materials or arising from any actual or alleged injury, damage, or impairment to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees of a Governmental Authority relating to pollution, the protection of the environment or, to the extent related to exposure to Hazardous Materials, health and safety or the release of any Hazardous Materials into the environment.
“Environmental Permit” means any Permit required under any applicable Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower under section 414(b) or (c) of the Code, or solely for purposes of Section 412 of the Internal Revenue Code, Section 414(m) or (o) of the Internal Revenue Code.
“Erroneous Payment” has the meaning assigned to it in Section 13.13(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 13.14(c).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 13.14(c).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 13.14(c).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 13.13(e).
“Event of Default” has the meaning provided in Section 12.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” means (i) any real property interests of any Parent Guarantor, (ii) any real property interests (other than leasehold interests) with a fair market value (as reasonably determined by the Borrower) of less than $5,000,000 (but not in excess of $20,000,000 in the aggregate for the exclusion of all such real property interests) (any such real property interests, “Material Real Property”), (iii) any motor vehicles and other assets subject to certificates of title, (iv) all commercial tort claims with an expected recovery of less than $5,000,000 (but not in excess of $20,000,000 in the aggregate for the exclusion of all such commercial tort claims), (v) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction, (vi) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party) to the extent such consent has not been obtained after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition or restriction, (vii) margin stock, (viii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement permitted under Section 11.5 hereof to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such violation, (ix) any assets to the extent a security interest in such assets would result in material adverse tax consequences to any Credit Party, any of its direct or indirect subsidiaries or any of its direct or indirect parent companies, as reasonably determined by the Borrower in consultation with the Revolver Administrative Agent, (x) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (xii) assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby as mutually agreed by the Borrower and the Collateral Agent, (xiii) any assets located in or governed by any non-U.S. jurisdiction or agreement (other than stock certificates representing Equity Interests otherwise required to be pledged under the Security Agreement, certain material debt otherwise required to be pledged under the Security Agreement, and assets that can be perfected by the filing of a UCC financing statement, including Intellectual Property), (xiv) any assets to the extent a security interest in any such asset is prohibited or restricted by the terms of any Limited Recourse Financing, (xv) the Equity Interests (or, in the case of any Excluded Subsidiary described in clauses (i) through (iii) of the definition thereof, any voting Equity Interest of such Excluded Subsidiary in excess of 65% of the outstanding Equity Interests of such class) in, or assets of, any Excluded Subsidiary, (xvi) the Equity Interest in APA Finance II, LLC for so long as its Equity Interests are restricted from being pledged by the APAFII Facility after such facility is initially put in place and (xvii) the Equity Interest in APA Finance III, LLC for so long as its Equity Interests are restricted from being pledged by the APAFIII Facility after such facility is initially put in place.
“Excluded Subsidiary” means, (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of the Borrower that is a direct or indirect Subsidiary of a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (a “CFC”), (iii) any Subsidiary of the Borrower substantially all of the assets of which consist of the Equity Interests and/or Indebtedness of one or more (x) Foreign Subsidiaries that are CFCs or (y) other Subsidiaries described in clause (ii) above or this clause (iii), and any other assets incidental thereto, (iv) any Non-Recourse Parties (as defined in the APAF Facility), captive insurance companies, not-for-profit Subsidiaries and special purpose entities, (v) any Subsidiaries that are not Material Subsidiaries; provided that all Subsidiaries excluded pursuant to this clause (v) shall not have an aggregate amount of “total assets” (or any like caption) as set forth on the most recent consolidated balance sheet of the

Borrower and its Subsidiaries in excess of 10% or aggregate revenues during the most recent four fiscal quarters equal to or greater than 10% of the consolidated revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP, (vi) any Subsidiary where the Revolver Administrative Agent and the Borrower agree the cost of obtaining a Guaranty by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby, (vii) any Subsidiary prohibited or restricted from having its equity pledged or from guaranteeing the debt or granting a Lien on its assets as contemplated hereby and by the other Revolving Credit Documents, in each case, under any Limited Recourse Financing, the APAFII Facility, or the APAFIII Facility and (viii) any other Subsidiary mutually agreed by the Borrower and the Revolver Administrative Agent on the Closing Date; provided, however, that no Subsidiary that has a direct or indirect interest in the APAF Borrower shall be an Excluded Subsidiary other than for the direct parent of APAF Borrower where such direct parent is prohibited from granting Collateral and/or a guarantee under the Revolving Credit Documents pursuant to the terms of the APAF Facility.
“Excluded Swap Obligation” means, with respect to any Person, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Person’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Person and any and all applicable Guaranties of such Person’s Swap Obligations by the Borrower), at the time the Guaranty of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Person is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guaranty of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Person as specified in any agreement between the Borrower and the relevant Permitted Secured Swap Counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap Contract for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Revolver Administrative Agent, any Lender, any Letter of Credit Issuer, or any other Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, any United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in any Loan, Revolving Credit Commitment or Letter of Credit Commitment pursuant to a law in effect on the date on which (A) such Lender becomes a party to or acquires such interest in the Loan, Revolving Credit Commitment or a Letter of Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 14.7), or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) any Taxes attributable to a Recipient’s failure to comply with Section 5.4(e), and (iv) any withholding Taxes imposed under FATCA.
“Existing Revolving Credit Class” has the meaning provided in Section 2.14(f)(i).
“Existing Revolving Credit Commitment” has the meaning provided in Section 2.14(f)(i).
“Existing Revolving Credit Loans” has the meaning provided in Section 2.14(f)(i).
“Extended Revolving Credit Class” has the meaning provided in Section 2.14(f)(i).
“Extended Revolving Credit Commitments” has the meaning provided in Section 2.14(f)(i).
“Extended Revolving Credit Loan” has the meaning provided in Section 2.14(f)(i).
“Extended Revolving Loan Maturity Date” means, with respect to any Extended Revolving Credit Class, the earlier of the date on which such Class of Extended Revolving Credit Loans matures or the date on which such Class of Extended Revolving Credit Commitments terminates.
“Extending Lender” has the meaning provided in Section 2.14(f)(ii).
“Extension Amendment” has the meaning provided in Section 2.14(f)(iii).
“Extension Date” has the meaning provided in Section 2.14(f)(iv).
“Extension Election” has the meaning provided in Section 2.14(f)(ii).
“Extension Request” has the meaning provided in Section 2.14(f)(i).
“Extension Series” means the Extended Revolving Credit Class that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Revolving Credit Class provided for therein is intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version to the extent substantively comparable), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices), treaty or convention entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Fees” means all amounts payable pursuant to, or referred to in, Section 4.1.
“Final Diversification Trigger Event” has the meaning provided in Section 11.15(c).

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Floor” means a rate of interest equal to 0.0%.
“Foreign Subsidiary” means a Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to a Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Fee” has the meaning provided in Section 4.1(d).
“Fund” means any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Green Loan Principles” means the voluntary recommended guidelines for categorizing loans as “green” published by the Loan Syndications and Trading Association in February 2021 in relation to promoting the development and integrity of green loan products as in effect as of the Closing Date.
“Green Loan Report” has the meaning provided in Section 10.15(c).
“Green Structuring Agent” means Citibank, N.A., in its capacity as green structuring agent for the Revolving Facility.
“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which the Borrower or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Borrower or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantor” means any of (a) the Parent Guarantors, (b) each Domestic Subsidiary (other than an Excluded Subsidiary) on the Closing Date and (c) each Domestic Subsidiary (other than an Excluded Subsidiary) that is acquired or formed after the Closing Date or was already acquired or formed but no longer qualifies as an Excluded Subsidiary.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)to purchase such indebtedness or obligation or any property constituting security therefor;
(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all contaminants, pollutants, toxic or hazardous materials, wastes or other substances regulated under applicable Environmental Laws, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, per- and polyfluoroalkyl substances, lead based paint or radon gas.
“Holdco Company” means any direct or indirect Subsidiary of the Borrower that owns a Project (or is a parent company of a Person that owns a Project) but is not a direct or indirect Subsidiary or a direct or indirect parent company of APAFII, APAFIII or of the APAF Borrower.
“Increased Amount Date” has the meaning provided in Section 2.14(a).
“Incremental Amendment” has the meaning provided in Section 2.14(a).
“Incremental Term Loan” has the meaning provided in Section 2.14(a).
“Incremental Term Loan Lender” means a Person that has made an Incremental Term Loan to the Borrower.
“Indebtedness” with respect to any Person means, at any time, without duplication,
(e)its liabilities for borrowed money (including purchase money debt and debt evidenced by bonds, debentures, notes, loan agreements or other similar instruments) and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(f)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(g)(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(h)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(i)all its liabilities in respect of letters of credit (including unreimbursed amounts in respect of letters of credit) or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(j)the aggregate Swap Termination Value of all Swap Contracts of such Person; and
(k)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Indemnified Liabilities” has the meaning provided in Section 14.5(a).
“Indemnified Persons” has the meaning provided in Section 14.5(a).
“Indemnified Taxes” means (a) all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Revolving Credit Document, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intellectual Property” has the meaning provided in Section 8.11.
“Intercreditor Arrangements” shall mean intercreditor arrangements entered into among the Revolver Administrative Agent, the Collateral Agent and the relevant holder (or agent thereof) of the relevant Indebtedness in form and substance reasonably satisfactory to the Revolver Administrative Agent and Collateral Agent, which may be in the form of an intercreditor agreement or an amendment and restatement of the Security Agreement to include applicable intercreditor, collateral, distribution of proceeds and accession provisions, among others.
“Interest Payment Date” shall mean (a) with respect to any ABR Loan or Daily SOFR Loan, the last day of each March, June, September and December and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” shall mean, as to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 3 or 6 months thereafter, in each case, subject to the availability thereof, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the relevant Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.16(d) shall be available for specification by the Borrower. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Grade Rating” means a public facility rating from any one of S&P, Moody’s or Kroll of BBB- or Baa3, as applicable, (stable) or better.
“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including Guaranties or other obligations), advances or capital contributions (excluding, in each case, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“Investors” means, at any time, (a) the Sponsors (provided that each of the Sponsors shall only be considered an “Investor” hereunder if such Sponsor holds, directly or indirectly, Equity Interests in the Borrower or Parent at such time) and (b) officers, directors, employees and other members of management (or their respective investment Affiliates, estates or family members) of the Borrower or Parent who are or who become holders, directly or indirectly, of the Equity Interests of the Borrower or the Parent.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement, and instrument entered into by the relevant Letter of Credit Issuer and the Borrower or in favor of such Letter of Credit Issuer and relating to such Letter of Credit.
“Joinder Agreement” means an agreement substantially in the form of Exhibit A.
“Kroll” means Kroll Credit Rating Agency.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Extended Revolving Credit Loan or any Extended Revolving Credit Commitment as extended in accordance with this Agreement from time to time.
“L/C Facility Maturity Date” means the date that is five (5) Business Days prior to the Revolving Credit Maturity Date.
“L/C Loan” means an extension of credit resulting from a drawing under any Letter of Credit, which has not been reimbursed on the Reimbursement Date or refinanced as Borrowing of Revolving Credit Loans.
“L/C Obligation” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Loans. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time.
“L/C Participant” has the meaning provided in Section 3.3(a).
“L/C Participation” has the meaning provided in Section 3.3(a).
“Lead Arranger” means each of Citibank, N.A., Bank of America, N.A., JPMorgan Chase Bank, N.A., KeyBank National Association and Truist Securities, Inc. (in each case, acting through such of its affiliates and branches as it deems appropriate), in each case acting in their respective capacities as joint lead arrangers and joint bookrunners hereunder.
“Lender” has the meaning provided in the preamble to this Agreement or, as the context requires, means a New Revolving Loan Lender or an Incremental Term Loan Lender, and unless the context requires otherwise, “Lender” includes the Letter of Credit Issuers.
“Lender Default” means (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or Reimbursement Obligations, which refusal or failure is not cured within two (2) Business Day after the date of such refusal or failure, unless such Lender notifies the Revolver Administrative Agent in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (ii) the failure of any Lender to pay over to the Revolver Administrative Agent, any Letter of Credit Issuer or any other Lender any other amount required to be paid by it hereunder within two (2) Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Revolver Administrative Agent in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm within two (2) Business Days of a request by the Letter of Credit Issuers or the Revolver Administrative Agent in a manner reasonably satisfactory to the Revolver Administrative Agent that it will comply with its funding obligations under this Agreement (provided that such Lender Default shall cease upon receipt of such written confirmation by the Revolver Administrative Agent or such Letter of Credit Issuer) or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.
“Lender-Related Distress Event” means, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”), other than via an Undisclosed Administration, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit Commitment” means, as to each Letter of Credit Issuer, its obligation to issue Letters of Credit pursuant to Section 2.1(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Letter of Credit Issuer’s name on Schedule 2.1(a) under the caption Letter of Credit Commitments. The aggregate Letter of Credit Commitments of all Letter of Credit Issuers shall be $75,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Letter of Credit Expiration Date” means, with respect to any Class of Loans, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for such Class.
“Letter of Credit Exposure” means, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to a Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a)).
“Letter of Credit Fee” has the meaning provided in Section 4.1(b).
“Letter of Credit Issuer” means each of (i) Citibank, N.A., (ii) Bank of America, N.A., (iii) JPMorgan Chase Bank, N.A., (iv) KeyBank National Association, (v) Truist Bank, (vi) any of their respective Affiliates or branches and (vii) any replacement or additional issuer, or successor pursuant to Section 3.6. References herein and in the other Revolving Credit Documents to the Letter of Credit Issuers shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
“Letter of Credit Request” means a notice executed and delivered by the Borrower pursuant to Section 3.2, and substantially in the form of Exhibit F or otherwise in the form that is reasonably acceptable to the applicable Letter of Credit Issuer.
“Letters of Credit” means each letter of credit issued pursuant to Section 3.1(a).
“Letters of Credit Outstanding” means, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.
“Leverage Ratio” means the ratio of (a) Indebtedness of the Borrower to (b) Borrower Available Cash.
“Lien” means with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Limited Recourse Financing” has the meaning provided in Section 11.6(b)(iii).
“Loan” means any Revolving Credit Loan or any other loan made by any Lender pursuant to this Agreement or any Incremental Term Loan.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to fully and timely perform their obligations under this Agreement, and the other Revolving Credit Documents or (iii) the material rights and remedies available to the Lenders and the Agent, taken as a whole under the Revolving Credit Documents.
“Material Indebtedness” means, with respect to Borrower and its Subsidiaries and at the time of determination, all obligations for borrowed money (excluding any Indebtedness under undrawn letters of credit and performance bonds) of the Borrower and its Subsidiaries, in an aggregate principal amount exceeding the greater of (a) $10,000,000 and (b) the lesser of (i) the amount equal to 30% of Borrower Available Cash for the most recent Measurement Period and (ii) $25,000,000.

“Material Project Document” means, with respect to each Project, the EPC agreement, asset management agreement, interconnection agreement, the site lease agreements, O&M agreement, development services agreement, the applicable tax equity documents, any customer management agreements, power purchase agreements, tariffs or other offtake agreements, and SREC agreements, as applicable to such Project and any replacements of or parent or performance guarantees for such documents.
“Material Real Property” shall have the meaning set forth in the definition of “Excluded Assets”.
“Material Subsidiary” means, at any date of determination, each Subsidiary (A) whose total assets at the last day of the most recent fiscal period for which financial statements were required to have been delivered pursuant to Section 9.1(a) or (b) were equal to or greater than 5% of the amount set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Subsidiaries at such date or (B) whose revenues during such most recent fiscal period were equal to or greater than 5% of consolidated revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP.
“Maturity Date” means (i) with respect to the Original Revolving Credit Loans, the Revolving Credit Maturity Date, (ii) with respect to any Class of Extended Revolving Credit Loans, the Extended Revolving Loan Maturity Date for such Class and (iii) with respect to any Incremental Term Loans, the applicable maturity date for such Incremental Term Loans as set forth in the applicable Incremental Amendment.
“Measurement Period” means the most recently completed four fiscal quarter period.
“MFN Protection” has the meaning provided in Section 2.14(a).
“Minimum Borrowing Amount” means $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (ii), or (iii), an amount equal to 103% of the outstanding amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust or leasehold deeds to secure debt and other similar security documents delivered pursuant to Section 10.7(b).
“Multiemployer Plan” means any “employee benefit plan” (as defined in section 3(3) of ERISA) that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.
“New Parent Guarantor” means each Subsidiary of Ultimate Parent (other than Parent) that has a direct or indirect Equity Interest in the Borrower.
“New Revolving Credit Commitment” has the meaning provided in Section 2.14(a).
“New Revolving Credit Loan” has the meaning provided in Section 2.14(b).
“Non-Consenting Lender” has the meaning provided in Section 14.7(b).
“Non-Debt Fund Affiliate” means any Affiliate of the Investors other than (a) the Borrower or a Subsidiary of the Borrower, (b) any Debt Fund Affiliates and (c) any natural person.
“Non-Defaulting Lender” means and includes each Lender (as the context requires) other than a Defaulting Lender.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Not Otherwise Applied” means, with reference to any amount of net proceeds of any transaction or event, that such amount was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Revolving Credit Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Revolver Administrative Agent of any application of such amount as contemplated by the foregoing sentence.
“Notice of Borrowing” has the meaning provided in Section 2.3(a).
“Notice of Conversion or Continuation” has the meaning provided in Section 2.6(a).
“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Revolving Credit Document or otherwise with respect to any Commitment, Loan or Letter of Credit, in each case, entered into with any Credit Party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) any Secured Swap Obligations of the Borrower, (c) any Secured Cash Management Obligations of the Borrower, or (d) any Erroneous Payment Subrogation Rights. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Revolving Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Revolving Credit Documents) include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any Credit Party under any Revolving Credit Document.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Officer’s Certificate” means a certificate of a Responsible Officer or of any other officer of the Borrower whose responsibilities extend to the subject matter of such certificate.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association, as applicable; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration and/or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation, registration and/or organization of such entity.
“Original Revolving Credit Commitments” means, as to each Lender, its obligation to make Original Revolving Credit Loans to the Borrower pursuant to Section 2.1(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.1(a) under the caption Original Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Original Revolving Credit Commitments of all Lenders shall be $200,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Original Revolving Credit Loans” has the meaning provided in Section 2.1(a).
“Other Connection Taxes” means, with respect to any Revolver Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Revolving Credit Document (each a “Recipient”), Taxes imposed on such Recipient as a result of any present or former connection between such Recipient and a jurisdiction imposing such Tax (other than any such connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Revolving Credit Document, or sold or assigned an interest in any Revolving Credit Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Revolving Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested or required by the Borrower).
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Revolver Administrative Agent or the applicable Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Parent” means Altus Power, LLC, a Delaware limited liability company.
“Parent Guarantors” means Parent, Ultimate Parent and any New Parent Guarantor.
“Participant” has the meaning provided in Section 14.6(c).
“Participant Register” has the meaning provided in Section 14.6(c)(i).
“Payment Recipient” has the meaning assigned to it in Section 13.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permit” means all permits, licenses, concessions, franchises, approvals, authorizations, exemptions, registrations and consents issued by or obtained from any Governmental Authority.
“Permitted Affiliate” means, at any time, and with respect to the Borrower and its Subsidiaries, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Borrower or any Subsidiary.
“Permitted Investments” means the following Investments:
(l)Investments in cash and Cash Equivalents;
(m)Investments existing or contemplated on the Closing Date and set forth on Schedule 11.10, and any modification, replacement, renewal, reinvestment or extension thereof;
(n)promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by Section 11.9;
(o)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(p)loans and advances to any direct or indirect parent of the Borrower in an aggregate amount not to exceed the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such parent by Section 11.7; provided that if such Investment is (or is considered as) capital stock, partnership or other ownership interests or other securities of an Affiliate, such Affiliate does not engage at any time in any trade or business or own or lease any property;
(q)earnest money deposits required in connection with any Investment otherwise expressly permitted under this definition and Section 11.10;

(r)Investments in Ultimate Parent Development Subsidiaries (other than Investments represented by Equity Interests in such Ultimate Parent Development Subsidiaries) in order to finance Capital Expenditure incurred in connection with the development, construction or expansion of any project other than the Projects owned by Subsidiaries of the Borrower; provided that such Investments shall be permitted only so long as the Borrower is in pro forma compliance with the financial covenants under Section 11.15, calculated giving effect to the making of such Investment;
(s)Investments in Ultimate Parent Development Subsidiaries (other than Investments represented by Equity Interests in such Ultimate Parent Development Subsidiaries) in connection with clean energy electrification products and services and related businesses; provided that such Investments shall be permitted only so long as the Borrower is in pro forma compliance with the financial covenants under Section 11.15, calculated giving effect to the making of such Investment;
(t)Investments in any Project Company (or any Project) in the ordinary course of business of the Borrower and its Subsidiaries, which has achieved substantial completion and commercial operation, and
(u)Investments consisting of Capital Expenditures permitted under Section 11.8.
“Permitted Lien” has the meaning provided in Section 11.5.
“Permitted Refinancing” means, with respect to any Person, any refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, renewed, replaced or extended (such Indebtedness, the “Refinanced Debt”) except by an amount equal to unpaid accrued interest, premium and penalties thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) at the time thereof, no Event of Default shall have occurred and be continuing or would result from the incurrence thereof, (d) to the extent such Permitted Refinancing refinances Indebtedness that is (i) expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (ii) secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing is (A) unsecured or (B) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (iii) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing is (A) unsecured or (B) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt, (e) subject to Section 11.5, such Permitted Refinancing shall not be secured by any assets or property of the Borrower or any Subsidiary Guarantor that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof) and (f) to the extent incurred by the Borrower or any Subsidiary Guarantor, the Revolver Administrative Agent and the Collateral Agent shall have entered into Intercreditor Arrangements with the holders (or any agent thereof on their behalf) of Permitted Refinancing.

“Permitted Secured Swap Counterparty” means any Person that, at the time that such Person enters into, or otherwise becomes a party to, the applicable Swap Contract, is an Agent, a Lender (or an Affiliate of an Agent or a Lender) and any other Person reasonably acceptable to the Required Lenders.
“Permitted Tax Distributions” means (i) with respect to any taxable period or portion thereof during which the Borrower is a pass through entity (including a partnership or disregarded entity) for U.S. federal income tax purposes, dividends or distributions by the Borrower to any member or partner of the Borrower, on or prior to each estimated tax payment date as well as each other applicable due date, such that each member or partner (or its direct or indirect members or partners, if applicable) receives, in the aggregate for such period, payments or distributions not to exceed such direct or indirect member or partner’s U.S. federal and state income taxes attributable to its direct or indirect ownership of the Borrower and its subsidiaries with respect to such taxable period (assuming that such direct or indirect member or partner is subject to tax at the highest combined marginal U.S. federal and state income tax rates applicable to a corporation resident in Delaware (for the avoidance of doubt, regardless of the actual rate applicable to such direct or indirect member or partner)), determined by (A) taking into account (1) any U.S. federal and state loss carryforwards of such member or partner from losses of such member or partner attributable to its direct or indirect ownership of the Borrower and its Subsidiaries for prior taxable periods to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and to the extent such loss had not already been utilized in reducing the taxable income or gain of the Borrower and its Subsidiaries allocated to such member or partner), (2) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, (3) the alternative minimum tax, and (4) the deductibility of state income taxes for U.S. federal income tax purposes (to the extent permitted by applicable law); appropriately adjusted to (x) take into account any adjustments to income, gain, loss, deduction and credit made pursuant to a tax audit or other proceeding and (y) ensure that such payments or distributions are not duplicative of taxes paid by or withheld and deposited by the Borrower or its Subsidiaries (for example, under Section 1446 of the Code or any state or local tax regime enacted in connection with IRS Notice 2020-75); and (ii) dividends or distributions by the Borrower to any direct or indirect parent of the Borrower in an amount required for any such direct or indirect parent to pay franchise, excise, and similar taxes and other fees and expenses required to maintain its corporate or other legal existence.
“Person” means any individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means any “employee benefit plan” (as defined in section 3(3) of ERISA), other than a Multiemployer Plan, subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.
“Platform” has the meaning provided in Section 14.17(a).
“Pledge Agreement” means that certain Guarantee and Pledge Agreement, dated as of the Closing Date, among the Borrower, Parent, and the Collateral Agent (as may be amended, modified or supplemented from time to time in accordance with its terms).
“Preferred Stock” means any class of Equity Interests of a Person that is preferred over any other class of Equity Interests (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prime Rate” shall mean the rate of interest published from time to time by the Wall Street Journal (or if not published by the Wall Street Journal, an alternate source agreed as between the Borrower and Revolver Administrative Agent) as the prime lending rate. Any change in the Prime Rate published by the Wall Street Journal (or alternate source, as applicable) shall take effect at the opening of business on the day of the announcement of such change.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Project” means the renewable energy facilities listed on Schedule 3.1 as of the Closing Date, and each renewable energy facility acquired by the Borrower or any of its Subsidiaries after the Closing Date.
“Project Company” means any wholly owned direct or indirect Subsidiary of the Borrower (or directly or indirectly wholly owned by the Borrower and a tax equity investor or a tax equity joint venture, as applicable) that owns a Project.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualifying Subsidiaries” has the meaning provided in Section 11.15(c).
“Ratio Debt” has the meaning provided in Section 11.6(h).
“Real Estate” means land, buildings, facilities and improvements owned, leased or operated by any Credit Party.
“Recipient” has the meaning provided in the definition of “Other Connection Taxes.”
“Refinanced Debt” has the meaning provided in the definition of “Permitted Refinancing.”
“Register” has the meaning provided in Section 14.6(b)(iii).
“Regulation T” means Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Regulation X” means Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
“Reimbursement Date” has the meaning provided in Section 3.4(a).
“Reimbursement Obligations” means the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into or through the environment, whether accidental or intentional, and “Released” shall have a corresponding meaning.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning provided in Section 13.9(b).
“Required Incremental Term Loan Lenders” means, at any date following the first issuance of Incremental Term Loans hereunder, (a) with respect to an amendment, waiver or transaction that affects only some but not all of the Classes of Incremental Term Loans, the Incremental Term Loan Lenders having or holding more than 50% of the aggregate outstanding principal amount of the Incremental Term Loans under such affected Classes (excluding Incremental Term Loans held by Defaulting Lenders) at such date and (b) otherwise, Incremental Term Loan Lenders having or holding more than 50% of the aggregate outstanding principal amount of the Incremental Term Loans (excluding Incremental Term Loans held by Defaulting Lenders) at such date.
“Required Lenders” means, (a) at any date prior to the first issuance of any Incremental Facility hereunder, the Lenders having or holding more than 50% of the sum of (i) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, of the Revolving Credit Exposure), excluding Revolving Credit Commitments (or Revolving Credit Exposure) of Defaulting Lenders at such date and (b) at any date following the first issuance of any Incremental Facility hereunder, the Lenders having or holding more than 50% of the sum of (i) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, of the Revolving Credit Exposure), excluding Revolving Credit Commitments (or Revolving Credit Exposure) of Defaulting Lenders at such date and (ii) the aggregate commitments with respect to all Incremental Facilities at such date (or, if any commitments with respect to an Incremental Facility have been terminated at such time, the outstanding principal amount of such Incremental Facility (excluding Incremental Facility loans held by Defaulting Lenders) at such date.
“Required Revolving Credit Lenders” means, at any date, (a) with respect to an amendment, waiver or transaction that affects only some but not all of the Classes of Revolving Credit Loans, the Lenders having or holding more than 50% of the sum of (i) the aggregate Revolving Credit Commitments under such affected Classes at such date (or, if the aggregate Revolving Credit Commitments under such Classes have been terminated at such time, of the Revolving Credit Exposure under such Classes), excluding Revolving Credit Commitments (or Revolving Credit Exposure) of Defaulting Lenders at such date and (ii) the aggregate outstanding principal amount of the Revolving Credit Loans under such affected Classes at such date and (b) otherwise, the Lenders having or holding more than 50% of the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, of the Revolving Credit Exposure), excluding Revolving Credit Commitments (or Revolving Credit Exposure) of Defaulting Lenders at such date.
“Requirements of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Resignation Effective Date” has the meaning provided in Section 13.9(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means, with respect to any Person (a) the declaration and payment of distributions, dividends or any other payment in cash or other property of such person made in respect of its Equity Interests, (b) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of such Person or (c) the payment, prepayment, repurchase, retirement, redemption or defeasance of Indebtedness of the Borrower or any other Credit Party, other than (i) regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), (ii) the payment of the Indebtedness created hereunder, (iii) the payment of Indebtedness under any Swap Contract or Cash Management Agreement, (iv) refinancings of Indebtedness permitted by Section 6.06 or (v) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, however, Permitted Tax Distributions will not constitute a Restricted Payment so long as such Permitted Tax Distributions are paid using Borrower Available Cash received from tax generating operations of the Project Companies.
“Restricted Payment Conditions” has the meaning provided in Section 11.7.
“Revolver Administrative Agent” means Citibank, N.A. and/or one or more of its affiliated designees, in its capacity as administrative agent for the Secured Parties hereunder, or any successor administrative agent.
“Revolver Administrative Agent’s Office” means the Revolver Administrative Agent’s address and, as appropriate, account as set forth on Schedule 14.2 or such other address or account as the Revolver Administrative Agent may from time to time notify the Borrower and the Lenders.
“Revolving Credit Commitment” means, as to each Lender, its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.1(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.1(a) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Lenders shall be $200,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Revolving Credit Commitment Percentage” means at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Documents” means this Agreement, each Letter of Credit, each Joinder Agreement, each Extension Amendment, each Incremental Amendment, the Security Documents, the Agent Fee Letter, any promissory notes issued by the Borrower pursuant hereto, the Ultimate Parent Guaranty and any other guaranty provided by a New Parent Guarantor, any Secured Swap Contract and any intercreditor or other agreement evidencing the entry into applicable Intercreditor Arrangements.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding and (ii) such Lender’s Letter of Credit Exposure at such time.
“Revolving Credit Loans” means, collectively or individually as the context requires, any (i) Original Revolving Credit Loans, (ii) Extended Revolving Credit Loan and (iii) New Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.
“Revolving Credit Maturity Date” means the fifth (5th) anniversary of the Closing Date.
“Revolving Credit Termination Date” means the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.
“Revolving Facility” means the revolving commitments, revolving loans, and letters of credit issued under this Agreement in an aggregate amount not to exceed $200,000,000 on the Closing Date.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor by merger or consolidation to its business.
“Sanctions” means economic and financial sanctions imposed, administered and enforced by the United States (including OFAC and the U.S. Department of State), United Kingdom, European Union or United Nations.
“SEC” means the Securities and Exchange Commission of the United States of America or any successor thereto.
“Section 2.14 Additional Amendment” has the meaning provided in Section 2.14(f)(iii).
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank, which is specified in writing by the Borrower to the Revolver Administrative Agent as constituting a Secured Cash Management Agreement hereunder.
“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.
“Secured Parties” means the Lenders (including any Incremental Term Loan Lenders), the Letter of Credit Issuers, the Revolver Administrative Agent, the Collateral Agent and each Permitted Secured Swap Counterparty and each Cash Management Bank that is party to a Secured Cash Management Agreement.
“Secured Swap Contract” means any Swap Contract that is entered into by and between the Borrower and any Permitted Secured Swap Counterparty, which is specified in writing by the Borrower to the Revolver Administrative Agent as constituting a “Secured Swap Contract”

hereunder. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Swap Contracts entered into pursuant to a specified master agreement as “Secured Swap Contracts”.
“Secured Swap Obligations” means the obligations owed by the Borrower to any Permitted Secured Swap Counterparty under any Secured Swap Contract (excluding, with respect to the Borrower, Excluded Swap Obligations of the Borrower).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.
“Security Agreement” means that certain Guarantee and Security Agreement, dated as of the Closing Date, by and among the Borrower, the Subsidiary Guarantors from time to time party thereto, and the Collateral Agent (as may be amended, modified or supplemented from time to time in accordance with its terms).
“Security Documents” means the Security Agreement and the Pledge Agreement.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Borrower.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means a Term SOFR Borrowing and/or a Daily SOFR Borrowing, as the context may require.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Loan” means a Term SOFR Loan and/or a Daily SOFR Loan, as the context may require.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Equity Contribution” means any cash contribution to the common equity of the Borrower and/or any purchase or investment in an Equity Interest of the Borrower other than Disqualified Equity Interests.
“Specified Existing Revolving Credit Class” has the meaning provided in Section 2.14(f)(i).
“Sponsor” means, individually or collectively, (a) any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by Blackstone Alternative Credit Advisors LP or its affiliates (excluding Blackstone Structured Products Affiliates) and (b) Ultimate Parent.
“Stated Amount” of any Letter of Credit means the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof (excluding any profits or capital in respect of a tax equity investor in such Person) is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a “Subsidiary” of the Borrower.
“Subsidiary Debt Cap Indebtedness” means the aggregate principal amount of Indebtedness incurred or assumed by a direct or indirect Subsidiary of (i) APAFII (excluding the APAFII Facility), (ii) APAFIII (excluding the APAFIII Facility), (iii) any obligor (other than a Holdco Company) in respect of Limited Recourse Financings (excluding any Limited Recourse Financing of such obligor under clause (A) and (B) only of the definition of “Limited Recourse Financing”) and (iv) a Holdco Company (excluding any Limited Recourse Financing of such Holdco Company).
“Subsidiary Debt Cap” means, at the time of determination, 33.0% of shareholder’s equity as set forth on the balance sheet of the Borrower delivered as of the most recently ended fiscal quarter of the Borrower.
“Subsidiary Guarantor” means each Person described in clause (b) and (c) of the definition of “Guarantor”.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing) which are not for speculative purposes, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Obligation” means, with respect to any Person, any obligation of such Person to pay or perform under any Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges in the nature of tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 11:00 a.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 11:00 a.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Revolver Administrative Agent in its reasonable discretion).
“Term SOFR Borrowing” means a Borrowing comprised of Loans bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (iii) of the definition of “ABR”).
“Term SOFR Loan” means any Loan bearing interest at a rate determined by reference to Term SOFR (other than pursuant to clause (iii) of the definition of “ABR”).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Test Period” shall mean, for any determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which the financial statements required to be delivered under Section 9.1(a) or (b) have been delivered for each fiscal quarter or year in such period.
“Total Credit Exposure” means, at any date, the sum, without duplication, of (i) the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Lenders at such date) and (ii) the aggregate outstanding principal amount of the Incremental Term Loans.
“Total Revolving Credit Commitment” means the sum of the Revolving Credit Commitments of all the Lenders.
“Transaction Costs” means any fees, costs, or expenses incurred or paid by the Borrower, the Sponsor or any of their respective Affiliates in connection with the Transactions, this Agreement, and the other Revolving Credit Documents, and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, the transactions contemplated by this Agreement, the other Revolving Credit Documents, the consummation, negotiation, execution, and delivery of any documents in connection therewith and of any other transactions in connection with the foregoing (including in connection with the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs)).
“Transferee” has the meaning provided in Section 14.6(e).
“Type” means, as to any Loan, its nature as an ABR Loan, a Term SOFR Loan or a Daily SOFR Loan.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Ultimate Parent” means Altus Power, Inc., a Delaware corporation.
“Ultimate Parent Development Subsidiaries” means Subsidiaries of Ultimate Parent excluding the Borrower and Subsidiaries of the Borrower.
“Ultimate Parent Guaranty” means that certain Guaranty Agreement, dated as of the Closing Date, by the Ultimate Parent in favor of the Collateral Agent (as may be amended, modified or supplemented from time to time in accordance with its terms).
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Uniform Commercial Code” means the Uniform Commercial Code as adopted by the State of New York, as amended from time to time; provided that if, with respect to any financing statement or by reason of any Requirements of Law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Revolving Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Revolving Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Unpaid Drawing” has the meaning provided in Section 3.4(a).
“U.S.” and “United States” means the United States of America.
“U.S. Dollar” and “$” means lawful money of the United States.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“USA PATRIOT Act” has the meaning provided in Section 14.18.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-Owned Subsidiaries at such time.
“Withholding Agent” means any Credit Party, the Revolver Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Other Interpretive Provisions. With reference to this Agreement and each other Revolving Credit Document, unless otherwise specified herein or in such other Revolving Credit Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Revolving Credit Document shall refer to such Revolving Credit Document as a whole and not to any particular provision thereof.
(c)Section, Exhibit, and Schedule references are to the Revolving Credit Document in which such reference appears.
(d)The term “including” is by way of example and not limitation.
(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(g)Section headings herein and in the other Revolving Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Revolving Credit Document.

(h)The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(i)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.3Accounting Terms.
(a)Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.
(b)If either the Borrower notifies the Revolver Administrative Agent that the Borrower requests an amendment to any provision hereof, or the Revolver Administrative Agent upon the request of the Required Lenders notifies the Borrower that the Required Lenders request an amendment to any provision hereof, in either case to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(c)Except as otherwise specifically provided herein, all computations of financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) shall be calculated, in each case, with respect to the Borrower.
(d)For purposes of determining compliance with this Agreement, any election by the Borrower to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(e)Notwithstanding anything to the contrary herein or in the other Revolving Credit Documents, all obligations of the Credit Parties and the other Subsidiaries that are or would have been treated as operating leases for purposes of GAAP prior to the issuance on February 25, 2016 of the Accounting Standards Update 2016-02, Leases (Topic 842) by the ASU shall continue to be accounted for as operating leases for purposes of the definition of “Indebtedness” under the Revolving Credit Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Revolving Credit Documents.

1.4References to Agreements and Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Revolving Credit Documents), and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment, and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by the Revolving Credit Documents; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.
1.5Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.6Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
1.7Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.
1.8Rates. The Revolver Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, Term SOFR, Daily Simple SOFR or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, Term SOFR, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Revolver Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, Term SOFR, Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Revolver Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, Term SOFR, Daily Simple SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.9Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit.
1.10Divisions. For all purposes under the Revolving Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 2Amount and Terms of Credit.
2.1Commitments.
(a)Subject to and upon the terms and conditions herein set forth, each Lender severally, but not jointly, agrees to make a loan or loans in U.S. Dollars, to the Borrower from its applicable lending office (each, an “Original Revolving Credit Loan” and, collectively, the “Original Revolving Credit Loans”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Original Revolving Credit Commitment. Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date for such Revolving Credit Loans, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid or prepaid in accordance with the provisions hereof (without premium or penalty other than as set forth in Section 2.11) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure in respect of any Class of Revolving Credit Loans at such time exceeding such Lender’s Revolving Credit Commitment in respect of such Class of Revolving Credit Loan at such time, and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Lenders’ Revolving Credit Exposures of any Class of Revolving Credit Loans at such time exceeding the aggregate Revolving Credit Commitments with respect to such Class. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or result in increased costs to the Borrower.
2.2Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Original Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount, if any, for such Type of Loans and in a multiple of $100,000 in excess thereof (except that Revolving Credit Loans used to reimburse a Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4). More than one (1) Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than (i) six (6) Borrowings of Term SOFR Loans that are Original Revolving Credit Loans and (ii) three (3) Borrowings of Term SOFR Loans for each additional Class of Loans.
2.3Notice of Borrowing.
(b)Whenever the Borrower desires to incur Revolving Credit Loans (other than borrowings to repay Unpaid Drawings), then the Borrower shall give the Revolver Administrative Agent at the Revolver Administrative Agent’s Office, (i) prior to 12:00 noon (New York City time) at least three (3) Business Days’ prior written notice of each Borrowing of SOFR Loans that are Revolving Credit Loans and (ii) prior to 12:00 noon (New York City time)

on the Business Day of each Borrowing of Revolving Credit Loans that are ABR Loans. Such notice (a “Notice of Borrowing” substantially in the form of Exhibit D) shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of Term SOFR Loans or ABR Loans and, if Term SOFR Loans, the Interest Period to be initially applicable thereto and (D) the Class of the Revolving Credit Loans to be made pursuant to such Borrowing. The Revolver Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.
(c)Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
2.4Disbursement of Funds.
(d)No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.
(e)(i)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Revolver Administrative Agent at the Revolver Administrative Agent’s Office and the Revolver Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Revolver Administrative Agent the aggregate of the amounts so made available. Unless the Revolver Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Revolver Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Revolver Administrative Agent may assume that such Lender has made such amount available to the Revolver Administrative Agent on such date of Borrowing, and the Revolver Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Revolver Administrative Agent by such Lender and the Revolver Administrative Agent has made available such amount to the Borrower, the Revolver Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Revolver Administrative Agent’s demand therefor, the Revolver Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Revolver Administrative Agent. The Revolver Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Revolver Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Revolver Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8 for the respective Loans.
(f)Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5Repayment of Loans; Evidence of Debt.

(g)The Borrower shall repay to the Revolver Administrative Agent for the benefit of the Lenders on the applicable Maturity Date for the Loans of a given Class, the then outstanding Loans of such Class on such date.
(h)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(i)The Revolver Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type and Class of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Revolver Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(j)The entries made in the Register and accounts and subaccounts maintained pursuant to clause (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that in the event of any inconsistency between the Register and any such account or subaccount, the Register shall govern; provided, further, that the failure of any Lender or the Revolver Administrative Agent to maintain such account, such Register or subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
(k)The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit C evidencing the Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.6) be represented by one or more promissory notes in such form payable to the payee and its registered assigns.
2.6Conversions and Continuations.
(l)Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 or a whole multiple of $100,000 in excess thereof of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type of the same Class, and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Term SOFR Loans as Term SOFR Loans for an additional Interest Period; provided that (i) no partial conversion of Term SOFR Loans shall reduce the outstanding principal amount of Term SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Term SOFR Loans if an Event of Default is in existence on the date of the conversion and the Revolver Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Term SOFR Loans may not be continued as Term SOFR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Revolver Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower giving the Revolver Administrative Agent prior written notice at the Revolver Administrative Agent’s Office prior to 12:00 noon (New York City time) at least (i) three (3) Business Days prior, in the case of a continuation of or conversion to SOFR Loans, or (ii) one (1) Business Day prior to the proposed day of a conversion into ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit D) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Term SOFR Loans, the Interest Period to be initially applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Term SOFR Loan, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Revolver Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(m)If any Event of Default is in existence at the time of any proposed continuation of any SOFR Loans and the Revolver Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such SOFR Loans shall be automatically converted on the next Interest Payment Date into ABR Loans. If upon the expiration of any Interest Period in respect of Term SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to continue such Borrowing of Term SOFR Loans into a Borrowing of Term SOFR Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.
(n)In connection with the use or administration of Term SOFR or Daily Simple SOFR, the Revolver Administrative Agent, with the consent of the Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Revolving Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Revolving Credit Document. The Revolver Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or Daily Simple SOFR.
2.7Pro Rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders of the applicable Class pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b)  other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Revolving Credit Documents shall not release any Person from performance of its obligation under any Revolving Credit Document.
2.8Interest.
(o)The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR in effect from time to time.
(p)The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus Term SOFR in effect from time to time. The unpaid principal amount of each Daily SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for SOFR Loans plus Daily Simple SOFR in effect from time to time.
(q)After an Event of Default, if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) or (b), as applicable, for the applicable Class (or if no Class is applicable, then the rate described in Section 2.8(a)) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).
(r)Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable, in respect of each Loan, (i) on each applicable Interest Payment Date, (ii) on any prepayment in respect thereof, (iii) at maturity (whether by acceleration or otherwise), and (iv) after such maturity, on demand.
(s)All computations of interest hereunder shall be made in accordance with Section 5.5.
(t)The Revolver Administrative Agent, upon determining the interest rate for any Borrowing of Term SOFR Loans or Daily SOFR Loans shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term SOFR Loans in accordance with Section 2.6(a), the Borrower shall give the Revolver Administrative Agent written notice of the Interest Period applicable to such Borrowing.
Notwithstanding anything to the contrary contained above:
(u)the initial Interest Period for any Borrowing of Term SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; and
(v)the Borrower shall not be entitled to elect any Interest Period in respect of any Term SOFR Loan if such Interest Period would extend beyond the applicable Maturity Date.
2.10Increased Costs, Illegality, Etc.
(w)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation in any such Loan or Letter of Credit;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Recipient of participating in or maintaining any Letter of Credit (or of maintaining its obligation to participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(x)Capital Requirements. If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Revolver Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date (except to the extent expressly set forth in the definition of Change in Law) or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities similar to the Revolving Facility or any other facility hereunder. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(b), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(b) promptly following receipt of such notice.
(y)Inability to Determine Rates. Subject to Section 2.16, if, on any date for any SOFR Loan:
(i)the Revolver Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or “Daily Simple SOFR” cannot be determined pursuant to the definition thereof; or

(ii)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR or Daily Simple SOFR (as applicable) with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Revolver Administrative Agent, then, in each case, the Revolver Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Revolver Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Revolver Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans upon the next Interest Payment Date. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.11. Subject to Section 2.16, if the Revolver Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Revolver Administrative Agent without reference to clause (iii) of the definition of “ABR” until the Revolver Administrative Agent revokes such determination.
(z)Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Term SOFR or Daily Simple SOFR, then, upon notice thereof by such Lender to the Borrower (through the Revolver Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Revolver Administrative Agent without reference to clause (iii) of the definition of “ABR”, in each case until each affected Lender notifies the Revolver Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Revolver Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Revolver Administrative Agent without reference to clause (iii) of the definition of “ABR”), on the next Interest Payment Date therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.
2.11Compensation. If (a) any payment of principal of any Daily SOFR Loan is made other than on the Interest Payment Date thereof or any payment of principal of any Term SOFR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Term SOFR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Section 12 or for any other reason, (b) any Borrowing of SOFR Loans is not made as a result of a withdrawn Notice of Borrowing or a failure to satisfy borrowing conditions, (c) any ABR Loan is not converted into a SOFR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Term SOFR Loan or Daily SOFR Loan is not continued as a Term SOFR Loan or Daily SOFR Loan (as applicable) as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Term SOFR Loan or Daily SOFR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), promptly pay to the Revolver Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such SOFR Loan. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in this Section 2.11 and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrower and shall be conclusive, absent manifest error. The obligations of the Borrower under this Section 2.11 shall survive the payment in full of the Loans and the termination of the Revolving Facility.
2.12Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
2.13Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11, or 3.5 is given by any Lender more than one hundred eighty (180) days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, or 3.5, as the case may be, for any such amounts incurred or accruing prior to the one hundred eighty first (181st) day prior to the giving of such notice to the Borrower (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty- (180-) day period referred to above shall be extended to include the period of retroactive effect thereof).
2.14Incremental Facilities.
(aa)The Borrower may by written notice to the Revolver Administrative Agent elect to request prior to the Revolving Credit Termination Date, increases to the existing Revolving Credit Commitments (any such increase, the “New Revolving Credit Commitments”) and/or enter into one or more tranches of term loans (each, an “Incremental Term Loan”), in each case, in minimum increments of $1,000,000 (or such lesser amount as may be approved by the Revolver Administrative Agent), so long as after giving effect to such New Revolving Credit Commitments or Incremental Term Loans and the application of the proceeds thereof on a pro forma basis (without netting the cash proceeds of any such Incremental Term Loans incurred on such date and, in the case of any New Revolving Credit Commitments, assuming full utilization of such New Revolving Credit Commitments (whether or not fully drawn) and the cash proceeds of any borrowing of Indebtedness under Section 11.6(h) being incurred at such time for purposes of determining the Leverage Ratio, but shall otherwise give pro forma effect to the intended use of proceeds thereof and all other pro forma adjustments), (i) the aggregate amount of the Total Revolving Credit Commitments (inclusive of any New Revolving Credit Commitments, Revolving Credit Loans and Letters of Credit Outstanding) and Incremental Term Loans does not exceed $300,000,000 and (ii) the Borrower is in pro forma compliance with the financial covenants in Section 11.15. In connection with the incurrence of any Indebtedness under this Section 2.14, at the request of the Revolver Administrative Agent, the Borrower shall provide to the Revolver Administrative Agent a certificate certifying that the aggregate amount of the Total Revolving Credit Commitments (inclusive of any New Revolving Credit Commitments, Revolving Credit Loans and Letters of Credit Outstanding) and any Incremental Term Loans does not exceed $300,000,000, which certificate shall be in reasonable detail and shall provide the calculations and basis therefor. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Credit Commitments shall be effective or the Incremental Term Loans shall be made. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Revolving Credit Commitments or any Incremental Term Loan; provided that any Lender offered or approached to provide all or a portion of the New Revolving Credit Commitments or Incremental Term Loans may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment or Incremental Term Loan. In each case, such New Revolving Credit Commitments shall become effective, or such Incremental Term Loans shall be made, as of the applicable Increased Amount Date; provided that (1) both before and after giving effect to such New Revolving Credit Commitments or Incremental Term Loans, as applicable, each of the conditions set forth in Section 7.1 shall be satisfied, (2) any Revolving Credit Loans made pursuant to any New Revolving Credit Commitments shall be an increase to the existing Revolving Facility hereunder and be on the same terms as the existing Revolving Credit Commitments and Revolving Credit Loans made pursuant thereto (including, for the avoidance of doubt, with respect to maturity date and pricing), as set forth in and pursuant to the Revolving Credit Documents, with such additional amendments thereto as may be necessary or appropriate in the judgment of the Revolver Administrative Agent to effect such New Revolving Credit Commitments, (3) the New Revolving Credit Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Revolver Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), (4) immediately prior to, and after giving effect to, the incurrence of such New Revolving Credit Commitments or Incremental Term Loan, no Default or Event of Default shall have occurred and each of the representations and warranties set forth in the Revolving Credit Documents shall be true and correct in all material respects (or if such representations are qualified by materiality or subject to a “material adverse effect” or similar term or qualification, such representations and warranties shall be true and correct in all respects) and (5) the Incremental Term Loans shall be effected pursuant to one or more amendments (each, an “Incremental Amendment”) executed and delivered by the Borrower, the Revolver Administrative Agent and each applicable Lender for such Incremental Term Loans, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e), and (6) such New Revolving Credit Commitments are subject to the MFN Protection (as described below).
The All-In Yield applicable to any New Revolving Credit Commitments or Incremental Term Loan will be determined by the Borrower and the applicable Lenders providing such New Revolving Credit Commitments or Incremental Term Loan; provided that with respect to any New Revolving Credit Commitments or Incremental Term Loan (other than New Revolving Credit Commitments or Incremental Term Loans that are unsecured or secured on a junior basis to the Revolving Facility or that are not provided by commercial banks), the All-In Yield will not be more than 0.50% higher than the corresponding All-In Yield for the existing Revolving

Facility (calculated in the same manner and after giving effect to any amendment to interest rate margins under the Revolving Facility after the Closing Date but prior to the date of the addition of such New Revolving Credit Commitments or Incremental Term Loan), unless the interest rate margins with respect to the Revolving Facility are increased by an amount equal to the difference between the All-In Yield with respect to such New Revolving Credit Commitments or Incremental Term Loan and the corresponding All-In Yield on the existing Revolving Facility minus 0.50%; provided, further, that, if any New Revolving Credit Commitments or Incremental Term Loan includes a Term SOFR or ABR floor that is greater than the Term SOFR or ABR floor applicable to the Revolving Facility, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this paragraph but only to the extent an increase in the Term SOFR or ABR floor applicable to the existing Revolving Facility would cause an increase in the interest rate then in effect thereunder, and in such case the Term SOFR and ABR floors (but not the applicable margin) applicable to the existing Revolving Facility shall be increased to the extent of such differential between interest rate floors (this paragraph, the “MFN Protection”).
(ab)The Incremental Term Loans shall, as determined by the Borrower, (i) rank pari passu or junior with existing Revolving Credit Loans and Revolving Credit Commitments in right of payment, (ii) be unsecured or secured by the Collateral on a pari passu or junior basis with existing Revolving Credit Loans and Revolving Credit Commitments (and to the extent subordinated in right of payment or security, subject to intercreditor arrangements reasonably satisfactory to the Revolver Administrative Agent), (iii) not be incurred (or guaranteed) by a non-Credit Party or secured by assets that are not Collateral and must be incurred by the Borrower, (iv) shall have a maturity date no earlier than the Latest Maturity Date, (v) subject to the precedent clause (iv), have an amortization schedule applicable to such Incremental Term Loan as determined by the Borrower and the applicable Lenders thereunder and (vi) comply with the MFN Protection. Except as otherwise required or permitted in the immediately preceding clauses (i) to (vi) above, to the extent the terms of the Incremental Term Loans differ from the terms applicable to Revolving Credit Loans and Revolving Credit Commitments hereunder, the terms and conditions of such Incremental Term Loans (excluding interest rate margins, rate floors, discounts, premiums, fees, and mandatory prepayment or mandatory redemption terms and provisions, which shall be determined by the Borrower and the applicable Lenders thereunder, except as limited by the MFN Protection) either, at the option of the Borrower, (A) shall be reasonably satisfactory to the Revolver Administrative Agent (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (B) shall not be more restrictive to the Borrower and its Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) (it being understood that (1) to the extent that any financial maintenance covenant is added pursuant to the terms governing any Incremental Term Loan, the terms and conditions of such Incremental Term Loan will be deemed not to be more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant is also added for the benefit of the existing Lenders and Letter of Credit Issuers in this Agreement and (2) no consent shall be required from the Revolver Administrative Agent for terms or conditions that are more restrictive than this Agreement if such terms are added for the benefit of the Lenders and Letter of Credit Issuers in this Agreement).
(ac)On any Increased Amount Date on which any New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with Revolving Credit Commitments of the Class subject to such increase shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of the Class subject to such increase, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such

Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of the applicable Class subject to such increase will be held by existing Lenders of such Class and New Revolving Loan Lenders of such Class ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments of such Class and (ii) (x) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made under a New Revolving Credit Commitment (a “New Revolving Credit Loan”) shall be deemed, for all purposes, Revolving Credit Loans of the Class subject to such increase and (y) each New Revolving Loan Lender shall become a Lender with respect to the Revolving Credit Commitments of the Class subject to such increase and all matters relating thereto; provided that the Revolver Administrative Agent and the Letter of Credit Issuers shall have consented (not to be unreasonably withheld or delayed) to such New Revolving Loan Lender providing such New Revolving Credit Commitment to the extent such consent, if any, would be required under Section 14.6(b) for an assignment of Revolving Credit Loans or Revolving Credit Commitments, as applicable, to such New Revolving Loan Lender.
(ad)New Revolving Credit Commitments and New Revolving Credit Loans shall be treated the same as the Class of Revolving Credit Commitments being increased (including with respect to maturity date and interest rates thereof) and shall be considered to be part of the Class of Revolving Credit Commitments being increased (it being understood that (i) if required to effectuate a New Revolving Credit Commitment, undrawn commitment fees on the Revolving Credit Commitments may be increased and, additional upfront or similar fees may be payable to the lenders participating in the New Revolving Credit Commitment (without any requirement to pay such additional fees to any existing Lenders) and (ii) any such New Revolving Credit Commitments or New Revolving Credit Loans may include provisions relating to letters of credit issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuer and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Joinder Agreement) to the terms relating to Letters of Credit with respect to the Revolving Credit Commitments or otherwise reasonably acceptable to the Revolver Administrative Agent).
(ae)Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Revolving Credit Documents as may be necessary or appropriate, in the opinion of the Revolver Administrative Agent, to effect the provision of this Section 2.14. Each Incremental Amendment may, without the consent of any other Lenders not making such Incremental Term Loans under such Incremental Amendment, effect technical and corresponding amendments to this Agreement and the other Revolving Credit Documents as may be necessary or appropriate, in the opinion of the Revolver Administrative Agent, to effect the provision of this Section 2.14.
(af)Extended Revolving Credit Loans.
(i)The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so converted, “Extended Revolving Credit

Commitments” and any related Loans, “Extended Revolving Credit Loans”; each Extended Revolving Credit Commitment and related Extended Revolving Credit Loans together being referred to as an “Extended Revolving Credit Class”) and to provide for other terms consistent with this Section 2.14(f). In order to establish any Extended Revolving Credit Class, the Borrower shall provide a notice to the Revolver Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Revolving Credit Class to be extended (the “Specified Existing Revolving Credit Class”) which such request shall be offered equally to all such Lenders) (an “Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Class to be established. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Class of any Extension Series shall constitute a separate Class of Revolving Credit Commitments and Revolving Credit Loans from the Specified Existing Revolving Credit Class and from any other Existing Revolving Credit Class (together with any other Extended Revolving Credit Class so established on such date).
(ii)Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Revolving Credit Class converted into an Extended Revolving Credit Class shall notify the Revolver Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of the Existing Revolving Credit Class or Existing Revolving Credit Classes subject to such Extension Request that it has elected to convert into an Extended Revolving Credit Class. In the event that the aggregate amount of the Revolving Credit Commitments of the Specified Existing Revolving Credit Classes subject to Extension Elections exceeds the amount of the Extended Revolving Credit Commitments requested pursuant to the Extension Request, the Revolving Credit Commitments of the Specified Existing Revolving Credit Class or the Specified Existing Revolving Credit Classes subject to Extension Elections shall be converted to Extended Revolving Credit Commitments on a pro rata basis based on the amount of Revolving Credit Commitments included in such Extension Election. Notwithstanding the conversion of any Specified Existing Revolving Credit Class into an Extended Revolving Credit Class, such Extended Revolving Credit Class shall be treated identically to all other Existing Revolving Credit Classes for purposes of the obligations of a Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Facility Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the applicable Letter of Credit Issuer have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).
(iii)Extended Revolving Credit Classes shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, and notwithstanding anything to the contrary set forth in Section 14.1, shall not require the consent of any Lender other than the applicable Extending Lenders with respect to the Extended Revolving Credit Class) executed by the Credit Parties, the Revolver Administrative Agent and the applicable Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Revolving Credit Commitments in an aggregate principal amount that is less than $1,000,000. Notwithstanding anything to the contrary in this Section 2.14(f)(iii) and without limiting the generality or applicability of Section 14.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Revolving Credit Documents.
(iv)Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Revolving Credit Class is converted to extend the related scheduled maturity date(s) in accordance with clause (i) above (an “Extension Date”), in the case of the Specified Existing Revolving Credit Class of each Extending Lender, the aggregate principal amount of such Existing Revolving Credit Commitments of such Specified Existing Revolving Credit Class shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of Revolving Credit Commitments from the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Classes and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Classes, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations), respectively in the same proportion as such Extending Lender’s Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Classes to Extended Revolving Credit Commitments.
(v)The Revolver Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14(f) (including, for the avoidance of doubt, payment of any principal, interest, fees, or premium in respect of any Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Revolving Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14(f).
(vi)No conversion of Revolving Credit Loans pursuant to any Extension Amendment in accordance with this Section 2.14(f) shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.
2.15Defaulting Lenders.
(ag)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Incremental Term Loan Lenders”, “Required Lenders” and “Required Revolving Credit Lenders”, as applicable, and Section 14.1.
(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Revolver Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Revolver Administrative Agent from a Defaulting Lender pursuant to Section 14.8 shall be applied at such time or times as may be determined by the Revolver Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Revolver Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Letter of Credit Issuers; third, to Cash Collateralize the applicable Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this

Agreement, as determined by the Revolver Administrative Agent; fifth, if so determined by the Revolver Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender or any Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the applicable Commitments hereunder without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)Except as set forth in clause (B) below, no Defaulting Lender shall be entitled to receive any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its applicable percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in Section 2.15(a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to them hereunder or under applicable law, Cash Collateralize the applicable Letter of Credit Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 3.8.
(ah)Defaulting Lender Cure. If the Borrower, the Revolver Administrative Agent and the applicable Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Revolver Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Revolver Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.15(a)(iv), whereupon such Lender will cease to be a Defaulting Lender); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(ai)New Letters of Credit. So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.16Benchmark Replacement Setting.
(aj)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Revolving Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Revolving Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Revolving Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Revolving Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Revolving Credit Document so long as the Revolver Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. No Secured Swap Contract shall be deemed to be a “Revolving Credit Document” for purposes of this Section 2.16 (Benchmark Replacement Setting).
(ak)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Revolver Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Revolving Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Revolving Credit Document; provided that prior to implementing a Benchmark Replacement and/or any Conforming Changes, the Revolver Administrative Agent and the Borrower shall use commercially reasonably efforts (exercised in good faith) to implement such Benchmark Replacement and/or any Conforming Changes in a manner that is intended to comply with the terms of Treasury Regulation Section 1.1001-6 (or any successor or similar Treasury Regulations) such that the Benchmark Replacement and/or Conforming Changes do not constitute a “significant modification” for purposes of Treasury Regulation Section 1.1001-3 (including, but not limited to, using commercially reasonably efforts to implement a Benchmark Replacement that is a “qualified rate,” as defined in Treasury Regulation Section 1.1001-6), as determined in good faith by the Borrower.
(al)Notices; Standards for Decisions and Determinations. The Revolver Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Revolver Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Revolver Administrative Agent or, if applicable, the Borrower or any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Revolving Credit Document, except, in each case, as expressly required pursuant to this Section 2.16.
(am)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Revolving Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Revolver Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Revolver Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Revolver Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(an)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
2.17Alternate Rate of Interest. Subject to Section 2.16, if prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Revolver Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; then the Revolver Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or electronic transmission, as applicable, as promptly as practicable thereafter and, until the Revolver Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion or Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a Term SOFR Borrowing, such Borrowing shall be made as a Daily SOFR Borrowing (or, if the Revolver Administrative Agent shall have determined (which determination shall be made in good faith and shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR, as an ABR Borrowing).
Section 3Letters of Credit.
3.1Letters of Credit.
(a)Subject to and upon the terms and conditions herein set forth, at any time and from time to time on or after the Closing Date and prior to the L/C Facility Maturity Date, each Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders, set forth in this Section 3, to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower standby letters of credit denominated in U.S. Dollars (the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment.
(b)Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the aggregate Letter of Credit Commitment then in effect or, with respect to any applicable Letter of Credit Issuer, exceed such applicable Letter of Credit Issuer’s applicable Letter of Credit Commitment; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause (A) the aggregate amount of any individual Lender’s Revolving Credit Exposure at the time of issuance thereof to exceed such Lender’s Revolving Credit Commitment or (B) the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) twelve (12) months after the date of issuance thereof (except as set forth in Section 3.2(d)) or such longer period as the applicable Letter of Credit Issuer shall agree in its sole discretion and (y) the L/C Facility Maturity Date;

provided that any Letter of Credit may provide for extension thereof for additional periods of up to twelve (12) months (which in no event shall extend beyond the L/C Facility Maturity Date); (iv) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (v) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Revolver Administrative Agent or the Required Revolving Credit Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the applicable Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.
(c)Upon at least two (2) Business Days’ prior written notice to the Revolver Administrative Agent and the applicable Letter of Credit Issuer (which notice the Revolver Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment (or with respect to a Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).
(d)No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:
(i)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;
(ii)the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;
(iii)such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(iv)with respect to the obligations of such Letter of Credit Issuer to issue any Letter of Credit, a default of any Lender’s obligations to fund under Section 3.3 exists or any Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower has entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Lender or such risk has been reallocated in accordance with Section 2.15.
(e)No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(f)No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(g)Each Letter of Credit Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and shall have all of the benefits and immunities (A) provided to the Revolver Administrative Agent in 13.14 with respect to any acts taken or omissions suffered by such Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Revolver Administrative Agent” as used in 13.14 included such Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuers.
3.2Letter of Credit Requests.
(h)Whenever the Borrower desires that a Letter of Credit be issued or amended, the Borrower shall give the Revolver Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least three (3) Business Days prior to the proposed date of issuance or amendment (or such other period as may be agreed upon by the Borrower, the Revolver Administrative Agent and the applicable Letter of Credit Issuer). Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by mail, by overnight courier, by electronic transmission using the system provided by the applicable Letter of Credit Issuer, by personal delivery or by any other means acceptable to the applicable Letter of Credit Issuer.
(i)In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the applicable Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the applicable Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to the applicable Letter of Credit Issuer and the Revolver Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Letter of Credit Issuer or the Revolver Administrative Agent may reasonably require.
(j)Unless the applicable Letter of Credit Issuer has received written notice from any Lender, the Revolver Administrative Agent or any Credit Party, at least two (2) Business Days prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Section 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, such Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Letter of Credit Issuer’s usual and customary business practices.

(k)If the Borrower so requests in any Letter of Credit Request, the applicable Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”). Unless otherwise directed by applicable Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the applicable Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by the Revolver Administrative Agent and the applicable Letter of Credit Issuer.
(l)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Borrower and the Revolver Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, each Letter of Credit Issuer shall provide the Revolver Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time.
(m)The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
3.3Letter of Credit Participations.
(n)Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender (each such Lender, in its capacity under this Section 3.3, a “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each such Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Revolver Administrative Agent for the ratable account of the L/C Participant as provided in Section 4.1(b) and the L/C Participant shall have no right to receive any portion of any Fronting Fees.
(o)In determining whether to pay under any Letter of Credit, the applicable Letter of Credit Issuer shall have no obligation relative to the L/C Participant other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the applicable Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the applicable Letter of Credit Issuer any resulting liability.
(p)In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to such Letter of Credit Issuer through the Revolver Administrative Agent pursuant to Section 3.4(a), the Revolver Administrative Agent shall promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Revolver Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Revolver

Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Revolver Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Revolver Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Revolver Administrative Agent for the account of the applicable Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any applicable Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Revolver Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such applicable Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Revolver Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.
(q)Whenever the Revolver Administrative Agent receives a payment in respect of an unpaid reimbursement obligation as to which the Revolver Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the L/C Participant pursuant to clause (c) above, the Revolver Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.
(r)The obligations of the L/C Participants to make payments to the Revolver Administrative Agent for the account of the applicable Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(s)If any payment received by the Revolver Administrative Agent for the account of the applicable Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned under any of the circumstances described in Section 14.19 (including pursuant to any settlement entered into by the applicable Letter of Credit Issuer in its discretion), each Lender shall pay to the Revolver Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Revolver Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of the Revolving Facilities.
3.4Agreement to Repay Letter of Credit Drawings.
(t)The Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment with respect to any drawing under any applicable Letter of Credit. Any such reimbursement shall be made by the Borrower to the Revolver Administrative Agent in immediately available funds for any payment or disbursement made by the applicable Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one (1) Business Day after the date on which the Borrower receive written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be, for any Letter of Credit, the Applicable Margin for ABR Loans that are Revolving Credit Loans, plus the ABR in effect from time to time; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Revolver Administrative Agent and such Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that with respect to such Letters of Credit, the Lenders make Revolving Credit Loans on the Reimbursement Date in the amount of such drawing and (ii) the Revolver Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each applicable L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Revolver Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Revolver Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the applicable Letter of Credit Issuer for the Unpaid Drawing. In the event that the Borrower fails to Cash Collateralize any applicable Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the applicable Letter of Credit Issuer shall hold the proceeds received from the L/C Participant as contemplated above as Cash Collateral for such Letter of Credit to reimburse any drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such Cash Collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.
(u)The obligations of the Borrower to reimburse the Letter of Credit Issuers for each drawing under each Letter of Credit and to repay each L/C Loan shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of this Agreement or any of the other Revolving Credit Documents;
(ii)the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Revolver Administrative Agent, the Letter of Credit Issuers, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by any Letter of Credit Issuer of any requirement that exists for the Letter of Credit Issuer’s protection and not the protection of the Borrower or any waiver by any Letter of Credit Issuer that does not in fact materially prejudice the Borrower;
(v)any payment made by a Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the Uniform Commercial Code, the ISP or the UCP, as applicable;
(vi)any payment by a Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by a Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;
(vii)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(viii)any adverse change in any relevant exchange rates or in the relevant currency markets generally; or
(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (other than the defense of payment or performance).
3.5Increased Costs. If after the Closing Date, the adoption of any applicable law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes or Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Revolver Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower)), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that a Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Revolver Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of the Revolving Facilities.
3.6New or Successor Letter of Credit Issuer.
(v)Each Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Revolver Administrative Agent, the Lenders and the Borrower. The Borrower may replace a Letter of Credit Issuer for any reason upon written notice to the Revolver Administrative Agent and the applicable Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Revolver Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Revolver Administrative Agent (such consent not to be unreasonably withheld or delayed), another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Revolving Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term Letter of Credit Issuer shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit issued by such Letter of Credit Issuer pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Revolver Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Revolving Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
(w)To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.
3.7Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Revolver Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of a Letter of Credit Issuer shall be liable to any Lender for (i) with respect to any Letters of Credit, any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Revolver Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section 3.3(b) to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuers, and the Letter of Credit Issuers may be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the relevant Letter of Credit Issuer’s willful misconduct or gross negligence or the relevant Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
Each Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication

message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
3.8Cash Collateral.
(x)Certain Credit Support Events. Upon the written request of the Revolver Administrative Agent or a Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 12.4 or (iii) the provisions of Section 2.15(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Revolver Administrative Agent or the relevant Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(y)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Revolver Administrative Agent, for the benefit of the Revolver Administrative Agent, the Letter of Credit Issuers and the Lenders, as applicable, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c).  If at any time the Revolver Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Revolver Administrative Agent or the Letter of Credit Issuers as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Revolver Administrative Agent, pay or provide to the Revolver Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Revolver Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(z)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Section 2.15, 5.2, or 12.4 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(aa)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the Lender (or, as appropriate, its assignee following compliance with Section 14.6(b)(i)) or there is no longer existing an Event of Default) or (ii) the determination by the Revolver Administrative Agent and the applicable Letter of Credit Issuer that there exists excess Cash Collateral.
3.9Applicability of ISP and UCP. Unless otherwise expressly agreed by a Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the ICC at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuers shall not be responsible to the Borrower for, and the Letter of Credit Issuers’ rights and remedies against the Borrower shall not be impaired by, any action or inaction of the relevant Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the applicable Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
3.10Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.
3.11Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any Class of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the applicable Letter of Credit Issuer which issued such Letter of Credit, if one or more other Classes of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Classes up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any Class of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the applicable Letter of Credit Issuer and the Borrower, without the consent of any other Person.
Section 4Fees.
4.1Fees.
(a)Without duplication, the Borrower agrees to pay to the Revolver Administrative Agent, for the account of each applicable Lender (in each case pro rata according to the respective Revolving Credit Commitments of all Lenders), a commitment fee at a rate per annum equal to the Commitment Fee Rate on the actual daily amount of the Available Revolving Commitment of such Lender, which shall accrue from the Closing Date until the Revolving Credit Termination Date (such commitment fees, the “Commitment Fee”). Each Commitment Fee shall be due and payable (x) quarterly in arrears on the third Business Day of the immediately following fiscal quarter of the Borrower (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day. For the purposes of calculating the daily Available Revolving Commitment, the aggregate Revolving Credit

Exposure of all Lenders shall be conclusively deemed to include the Stated Amount of all Letters of Credit outstanding hereunder from time to time.
(b)Without duplication, the Borrower agrees to pay to the Revolver Administrative Agent for the account of the applicable Lenders, pro rata on the basis of their respective Letter of Credit Exposure a fee in respect of each applicable Letter of Credit issued on the Borrower’s behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Term SOFR Loans. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the third Business Day of the immediately following fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(c)Without duplication, the Borrower agrees to pay to the Revolver Administrative Agent, for its own account, administrative agent fees as have been previously agreed in writing or as may be agreed in writing from time to time.
(d)Without duplication, the Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”), with respect to each Letter of Credit, at the rate of 0.125 % per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and such Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the third Business Day of the immediately following fiscal quarter of the Borrower and (y) on the date upon which the Total Revolving Credit Commitment (with respect to Letters of Credit) terminates and the Letters of Credit Outstanding shall have been reduced to zero.
(e)The Borrower agrees to pay to each Letter of Credit Issuer upon each issuance or extension of, drawing under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer such amount as shall at the time of such issuance or extension of, drawing under, and/or amendment be the processing charge that such Letter of Credit Issuer is customarily charging for issuances or extensions of, drawings under or amendments of, letters of credit issued by it.
(f)Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.
4.2Voluntary Reduction of Revolving Credit Commitments. Upon at least two (2) Business Days’ prior written notice to the Revolver Administrative Agent at the Revolver Administrative Agent’s Office (which notice the Revolver Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply permanently to reduce the Revolving Credit Commitment of each of the Lenders subject to such reduction, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(f), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed its Revolving Credit Commitment and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(f) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(f) prior to any reduction being made to the Revolving Credit Commitment of any other Lender), (b) any partial reduction pursuant to Section 4.2(a) shall be in the amount of at least $1,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class. Each reduction in respect of any Revolving Credit Commitments pursuant to this Section 4.2 shall be applied to the Class or Classes of Revolving Credit Commitments and to the Lender or Lenders as the Borrower may specify, in each case, in such order as the Borrower may specify, on a pro rata basis, including to any Existing Revolving Credit Classes of Revolving Credit Commitments prior to any application to other Classes of Revolving Credit Commitments.
4.3Mandatory Termination of Commitments.
(g)The Original Revolving Credit Commitments shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date.
(h)The Extended Revolving Credit Commitments of each Class shall terminate at 5:00 p.m. (New York City time) on the Extended Revolving Loan Maturity Date for such Class.
Section 5Payments.
5.1Voluntary Prepayments. The Borrower shall have the right to prepay Loans, other than as set forth in Sections 2.11, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Revolver Administrative Agent at the Revolver Administrative Agent’s Office written notice (substantially in the form of Exhibit G or in such other form as may be reasonably acceptable to the Revolver Administrative Agent) of its intent to make such prepayment, the amount of such prepayment and (in the case of Term SOFR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of Term SOFR Loans, two (2) Business Days prior to or (ii) in the case of ABR Loans one Business Day prior to 1:00 p.m. (New York City time) on the date of such prepayment and shall promptly be transmitted by the Revolver Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Term SOFR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of Term SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Term SOFR Loans, and (3) in the case of any prepayment of SOFR Loans pursuant to this Section 5.1 on any day other than an Interest Payment Date, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Revolver Administrative Agent for the account of such Lender any amounts required pursuant to Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 shall be applied to the Class or Classes of Loans and to the Lender or Lenders as the Borrower may specify, in each case, in such order as the Borrower may specify, including to any Existing Revolving Credit Classes of Revolving Credit Loans prior to any application to other Classes of Revolving Credit Loans, and to any Incremental Term Loans prior to any application to Revolving Credit Loans, and vice versa.
5.2Mandatory Prepayments.
(a)Repayment of Revolving Credit Loans. If the Revolver Administrative Agent notifies the Borrower that the Revolving Credit Exposures of any Class at such time exceed the Revolving Credit Commitments of such Class then in effect, then, in each case, within two (2) Business Days after receipt of such notice, the Borrower shall repay Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans of such Class, the Revolving Credit Exposures of such Class still exceed the Revolving Credit Commitments then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding to the extent of such excess.
(b)Application to Revolving Credit Loans. With respect to each mandatory prepayment of Revolving Credit Loans, the Borrower may designate the Types of Revolving Credit Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that each prepayment of any Revolving Credit Loans shall be applied pro rata among the Lenders based on the amount by which such Lender’s Revolving Credit Exposure of the applicable Class exceeds the applicable Revolving Credit Commitments for such Class. In the absence of a designation by the Borrower as described in the preceding sentence, the Revolver Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
(c)Repayment of Incremental Term Loans. Any mandatory prepayments in respect of any Incremental Term Loans and the application thereof shall be as set forth in the applicable Incremental Amendment.
5.3Method and Place of Payment.
(d)Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Revolver Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer entitled thereto not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds at the Revolver Administrative Agent’s Office or at such other office as the Revolver Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Revolver Administrative Agent to make a payment from the funds in the Borrower’s account at the Revolver Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Revolver Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Revolver Administrative Agent prior to 2:00 p.m. (New York City time) on the next Business Day in the Revolver Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the applicable Lenders and Letter of Credit Issuer entitled thereto.
(e)Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) with respect to payments of Loans may be deemed to have been made on the next succeeding Business Day in the Revolver Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4Net Payments.
(f)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Revolving Credit Document shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes.
(ii)If any Credit Party, the Revolver Administrative Agent or any other applicable Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Revolver Administrative Agent for its own account, the Revolver Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions for Indemnified Taxes been made.
(g)Payment of Other Taxes by the Credit Parties. Without limitation or duplication of the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or timely reimburse the Revolver Administrative Agent or any Lender for the payment of any Other Taxes.
(h)Tax Indemnifications. Without limitation or duplication of the provisions of subsection (a) or (b) above, the Credit Parties shall indemnify the Revolver Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by the Revolver Administrative Agent or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Revolver Administrative Agent or such Lender, as the case may be, and any reasonable out-of-pocket expenses arising therefrom, or with respect thereto, other than penalties resulting from gross negligence, bad faith or willful misconduct of such Revolver Administrative Agent or such Lender (as determined in the final non-appealable judgment of a court of competent jurisdiction), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender, or by the Revolver Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(i)Evidence of Payments. After any payment of Taxes by any Credit Party to a Governmental Authority as provided in this Section 5.4, the Credit Party shall deliver to the Revolver Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Revolver Administrative Agent.
(j)Status of Revolver Administrative Agent and Lenders and Tax Documentation.
(i)Each Lender and Revolver Administrative Agent shall deliver to the Borrower, and each Lender shall deliver to the Revolver Administrative Agent, at such time or times reasonably requested by the Borrower or the Revolver Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Revolver Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Revolving Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s or Revolver Administrative Agent’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender or Revolver Administrative Agent by any Credit Party pursuant to any Revolving Credit Document or otherwise to establish such Lender’s or Revolver Administrative Agent’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender or Revolver Administrative Agent pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender or Revolver Administrative Agent (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and the Revolver Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Revolver Administrative Agent, and each such Lender or Revolver Administrative Agent shall promptly notify in writing the Borrower and the Revolver Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided.
(ii)Without limiting the generality of the foregoing:
(A)if a payment made to a Lender under any Revolving Credit Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Revolver Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Revolver Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Revolver Administrative Agent as may be necessary for the Borrower and the Revolver Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (A), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(B)each Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, prior to becoming a party to this Agreement and from time to time thereafter upon the reasonable request of the Borrower or the Revolver Administrative Agent, deliver to the Borrower and the Revolver Administrative Agent, whichever of the following is applicable:
(a)in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Revolving Credit Document, two copies of properly completed and executed IRS Form

W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Revolving Credit Document, two copies of properly completed and executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;
(b)two copies of properly completed and executed IRS Form W-8ECI;
(c)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (1) a certificate substantially in the form of Exhibit I-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two copies of properly completed and executed IRS Form W-8BEN or IRS Form W 8BEN-E, as applicable; or
(d)to the extent a Lender is not the beneficial owner, two copies of properly completed and executed IRS Form W-8IMY, accompanied by copies of properly completed and executed IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-9, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct or indirect partner;
(C)each Lender that is a U.S. Person shall, prior to becoming a party to this Agreement and from time to time thereafter upon the reasonable request of the Borrower or the Revolver Administrative Agent, deliver to the Borrower and the Revolver Administrative Agent two copies of properly completed and executed IRS Form W-9 (or any applicable successor form), certifying that such Lender is exempt from U.S. backup withholding tax;

(D)each Lender shall deliver to the Borrower and the Revolver Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Revolver Administrative Agent; and
(E)on or before the date that the Revolver Administrative Agent or any successor or replacement Revolver Administrative Agent becomes the Revolver Administrative Agent hereunder or any such form expires or becomes obsolete or inaccurate in any respect, and at such other times upon the reasonable request of the Borrower, it shall deliver to the Borrower two copies of either (1) a duly executed IRS Form W-9, or (2) (a) a duly executed IRS Form W-8ECI with respect to amounts it receives on its own account and (b) a duly executed IRS Form W-8IMY (or any applicable successor form) with respect to all other payments, in each case as will establish that it is exempt from U.S. withholding Taxes, including Taxes imposed by FATCA.
(iii)Notwithstanding anything to the contrary in this Section 5.4, no Lender or Revolver Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver and the completion, execution and submission of any documentation (other than such documentation set forth in Section 5.4(e)(ii)(A), (ii)(B), (ii)(C), and (ii)(E) above) shall not be required if in the Lender’s or Revolver Administrative Agent’s reasonable judgement (as applicable) such completion, execution or submission would subject such Lender or the Revolver Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(k)Treatment of Certain Refunds. If the Revolver Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Revolver Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) incurred by the Revolver Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Revolver Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Revolver Administrative Agent or such Lender in the event the Revolver Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Revolver Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Revolver Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this clause (f), in no event will the Revolver Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the Revolver Administrative Agent or any Lender in a less favorable net after-Tax position than the Revolver Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Revolver Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to any Credit Party or any other Person.
(l)For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the term “applicable law” includes FATCA.
(m)Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Revolver Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Revolving Credit Documents.
5.5Computations of Interest and Fees.
(n)Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that with respect to ABR Loans the rate of interest on which is calculated on the basis of the rate set forth in clause (ii) of the definition of “ABR”, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
(o)Fees under clauses (a), (b), and (d) of Section 4.1 and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6Limit on Rate of Interest.
(p)No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(q)Payment at Highest Lawful Rate. If, as a result of Section 5.6(a), the Borrower is not obliged to make a payment that it otherwise would be required to make, then the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules, and regulations.
(r)Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Revolving Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section 5.6 shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate permitted by or consistent with Requirements of Law) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Revolver Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
Section 6Conditions Precedent to Initial Credit Event.
The initial Credit Event under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed in writing between the Borrower, the Required Lenders and the Revolver Administrative Agent.
6.1Representations and Warranties. The representations and warranties made by any Credit Party contained in Section 8 hereof or in the other Revolving Credit Documents shall be true and correct in all material respects on and as of the Closing Date (unless such representations relate to an earlier date, in which case such representations shall have been true and correct in all material respects as of such earlier date) (or if such representations are qualified by materiality or subject to a “material adverse effect” or similar term or qualification, such representations and warranties shall be true and correct in all respects).
6.2Closing Certificates.
(a)Officer’s Certificate. The Borrower shall have delivered to the Revolver Administrative Agent an Officer’s Certificate, dated the Closing Date, certifying that the conditions specified in Sections 6.1, 6.9 and 6.11 have been fulfilled.
(b)Secretary’s Certificate. Each Credit Party shall have delivered to the Revolver Administrative Agent a certificate of a Responsible Officer, dated the Closing Date, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the other Revolving Credit Documents to which such Credit Party is a party, (ii) the certificates of good standing of such Credit Party by the applicable Governmental Authority of the respective jurisdiction of formation of such Credit Party, dated as of a recent date and attached thereto, (iii) such Credit Party’s Organizational Documents as then in effect and attached thereto, and (iv) an incumbency certificate signed by each officer of such Credit Party or each officer of the member of such Credit Party, as applicable, certifying as to the names, titles and true signatures of the officers of such Credit Party or the officers of the member of such Credit Party, as applicable, authorized to sign the Revolving Credit Documents to which such Credit Party is a party to.
6.3Legal Opinion. The Revolver Administrative Agent shall have received an opinion in form and substance reasonably satisfactory to the Secured Parties, dated as of the Closing Date from Kirkland & Ellis LLP, counsel for the Credit Parties.
6.4Fees and Expenses. Without limiting Section 14.5, the Borrower shall pay, shall have paid or shall have made reasonable arrangements to pay, (i) on or before the Closing Date, all reasonable and documented fees, costs and expenses of the Secured Parties (including with respect to such Persons’ counsel) for which an invoice has been provided at least three (3) Business Days prior to the Closing Date and (ii) all other fees and expenses then due and payable by the Credit Parties pursuant to the Revolving Credit Documents.
6.5Notice of Revolving Credit Loan Borrowing and Letter of Credit Issuance. If applicable, the Revolver Administrative Agent shall have received a Notice of Borrowing with respect to the Revolving Credit Loans to be made on the Closing Date meeting the requirements of Section 2.3. If applicable, the Revolver Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request with respect to the Letters of Credit to be issued on the Closing Date meeting the requirements of Section 3.2(a).
6.6Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Revolver Administrative Agent and its counsel, and the Revolver Administrative Agent and its counsel shall have received all such counterpart originals or certified or other copies of such documents as the Revolver Administrative Agent or such counsel may reasonably request.
6.7Know Your Customer. The Revolver Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date (a) all documentation and other information about the Borrower required under applicable “know your customer” rules and Anti-Money Laundering Laws, including the USA PATRIOT Act, that has been requested by the Revolver Administrative Agent in writing at least five (5) Business Days prior to the Closing Date and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the beneficial ownership of the Borrower.
6.8Solvency Certificate. The Borrower shall have delivered to the Revolver Administrative Agent a certificate from a Responsible Officer certifying that both before and immediately after giving effect to the transactions as contemplated hereunder the Borrower and the Subsidiary Guarantors, on a consolidated basis, is Solvent.
6.9Revolving Credit Documents. Each of the Revolving Credit Documents shall have been duly authorized, executed and delivered by each party thereto and be in full force and effect.
6.10Collateral Matters.
(c)The Revolver Administrative Agent shall have received the results of a search of the UCC filings (or equivalent filings), in addition to tax Lien, judgment Lien, registered Intellectual Property, bankruptcy and litigation searches made with respect to each Credit Party (excluding Ultimate Parent), together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence reasonably satisfactory to the Revolver Administrative Agent that any Liens indicated in any such financing statement and other filings (or similar document) are Permitted Liens.
(d)All actions required to perfect the security interests in the Collateral (including (i) entering into the Security Documents, including any Intellectual Property security agreements by each Credit Party that is not a Parent Guarantor that owns Intellectual Property that is required to be pledged in accordance with the Security Agreement, and (ii) delivery to the Collateral Agent of (A) any letters of credit, notes, bonds or certificated securities and (B) the certificates, if any, evidencing all of the issued and outstanding Equity Interests in the Borrower and any applicable Subsidiary, which certificates shall be accompanied by undated instruments of transfer duly executed in blank), as first-priority perfected Liens in favor of the Collateral Agent shall have been effected, including that the Revolver Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Revolver Administrative Agent, that appropriate UCC (or equivalent) financing statements will be duly filed in such office or offices as may be necessary to perfect the Collateral Agent’s Liens in and to the Collateral; provided, however, that, each of the requirements set forth in clause (b) (except for (x) entering into the Security Documents, (y) with respect to the assets of the Borrower and the Parent, to the extent a

Lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (z) solely in the event the Equity Interests of the Borrower and any applicable Subsidiary (to the extent such Equity Interests are permitted to be pledged in favor of the Collateral Agent and are so required to be pledged pursuant to the Security Documents) are certificated on the Closing Date, the delivery of such certificates) shall not constitute conditions precedent to the effectiveness of this Agreement to the extent the Borrower cannot satisfy such requirements after the Borrower’s use of commercially reasonable efforts to do so on or prior to the Closing Date or without undue burden or expense if the Borrower delivers, or causes to be delivered, such documents and instruments, or takes or causes to be taken such other actions as may be required to perfect such security interests under the Security Documents within thirty (30) days after the Closing Date (subject to extensions approved by the Collateral Agent in its reasonable discretion).
6.11    No Default. As of the initial Credit Event, no Default or Event of Default shall have occurred and is continuing or would result after giving effect to such initial Credit Event.
For purposes of determining whether the conditions set forth in this Section 6 have been satisfied, by releasing its signature page hereto, the Revolver Administrative Agent, each Lender and each Letter of Credit Issuer party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Revolver Administrative Agent, such Lender or such Letter of Credit Issuer, as the case may be.
Section 7Conditions Precedent to All Credit Events after the Closing Date.
The agreement of each Lender to make any Revolving Credit Loan requested to be made by it on any date (excluding Revolving Credit Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of the applicable Letter of Credit Issuer to issue Letters of Credit on any date after the Closing Date is subject to the satisfaction (or waiver) of the following conditions precedent:
7.1No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Revolving Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that to the extent any such representations and warranties are qualified by materiality or subject to a “material adverse effect” or similar term or qualification, such representations and warranties are true and correct in all respects.
7.2Notice of Borrowing; Letter of Credit Request.
(a)Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Revolver Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.
(b)Prior to the issuance of each Letter of Credit, the Revolver Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in this Section 7 have been satisfied as of that time.
Section 8Representations and Warranties.
In order to induce the Secured Parties to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Secured Parties on the Closing Date and on each other date on which representations and warranties are required to be made hereunder, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:
8.1Organization; Power and Authority. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower has the organizational power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Revolving Credit Documents and to perform the provisions hereof and thereof.
8.2Authorization, Etc. This Agreement, the Revolving Facility and the other Revolving Credit Documents have been duly authorized by all necessary organizational action on the part of the Borrower and the Guarantors, and this Agreement constitutes, and upon execution and delivery thereof the Revolving Facility and the other Revolving Credit Documents will constitute, a legal, valid and binding obligation of the Borrower and the Guarantors enforceable against the Borrower and the Guarantors in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each Revolving Credit Document has been duly executed and delivered by the applicable Credit Party party thereto.
8.3Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party (other than projected financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Revolving Credit Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents, as of the Closing Date, that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
8.4Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a)On the Closing Date, all of the outstanding Equity Interests of the entities shown in Schedule 8.4 as being owned by the Parent Guarantors and the Borrower have been validly issued, are fully paid and non-assessable and are owned by the Parent Guarantors or the Borrower, as the case may be, free and clear of any Lien that is prohibited by this Agreement.
(b)Schedule 8.4 contains (except as noted therein) complete and correct lists of the Borrower’s Subsidiaries, on the Closing Date, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Borrower and each other Subsidiary.
(c)Each entity listed in Schedule 8.4 is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)No Subsidiary is subject to any Material legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 8.4 and customary limitations imposed by corporate law or similar statutes and except in each case such restriction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Subsidiaries that owns outstanding shares of the Equity Interests of such Subsidiary.
8.5[Reserved]
8.6Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Borrower of this Agreement and the other Revolving Credit Documents will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Borrower or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which the Borrower or any Subsidiary is bound or by which the Borrower or any Subsidiary or any of their respective properties may be bound or affected (including the Organizational Documents of the Borrower and its Subsidiaries), (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Borrower, its Subsidiaries or the Parent Guarantors, (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Borrower or its Subsidiaries (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 8.16, solely to the extent that they apply to the Borrower or its Subsidiaries) or (d) violate any provision of the charter, limited liability company agreement or other Organizational Document of the Borrower or its Subsidiaries, in each case, except to the extent that such failure or such violation, default or right, or imposition of a Lien, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
8.7Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Borrower of this Agreement or the other Revolving Credit Documents, except for the filings, recordings and actions contemplated by Section 8.17 and except to the extent that the failure to obtain or make such consent, approval, authorization, registration, filing or declaration, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that authorization of, or registration, filing or declaration with Governmental Authorities may be required in connection with the exercise of certain remedies available in response to an Event of Default.
8.8Litigation; Observance of Statutes and Orders. Except as disclosed on Schedule 8.8, (a) there are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) neither the Borrower nor any Subsidiary is (i) as of the Closing Date, in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 8.15), which in each case of clauses (i), (ii) and (iii), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.9Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Borrower and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and (b) have paid all Taxes shown to be due and payable on such returns and all other Taxes levied upon them or their respective properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any Taxes (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Borrower or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of U.S. federal, state or other Taxes for all fiscal periods are adequate in accordance with GAAP.
8.10Title to Property; Leases. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have good and sufficient title to their respective properties, in each case free and clear of Liens prohibited by this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all leases are valid and subsisting and are in full force and effect in all respects.
8.11Licenses, Permits, Intellectual Property, Etc. On the Closing Date, the Borrower and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, intellectual property, including but not limited to patents, copyrights, proprietary software, service marks, trademarks and trade names, know-how, trade secrets, any other intellectual property whether registrable or unregistrable, and all applications for registration or issuance of any intellectual property (“Intellectual Property”), including all rights to all of the foregoing that are necessary to conduct their business, without known conflict with the rights of others, except for any lack of such ownership or possession or those conflicts, in each case, that, individually or in the aggregate, would not have a Material Adverse Effect.
8.12Compliance with Employee Benefit Plans.

(e)Each Plan has been operated and administered in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Except as would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect: (i) neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA); and (ii) no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code, pursuant to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan.
(f)The Borrower and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.
(g)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower does not have any Non-U.S. Plans.
8.13Use of Proceeds; Margin Regulations. The Borrower will apply the proceeds of the Borrowings hereunder as set forth in Section 10.12. No part of the proceeds from the Borrowings hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T. Margin stock does not constitute any of the value of the consolidated assets of the Borrower and its Subsidiaries and the Borrower does not have any present intention that margin stock will constitute any of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
8.14Existing Indebtedness; Future Liens.
(h)Except with respect to the Obligations, Schedule 8.14 sets forth a complete and correct list of all outstanding Material Indebtedness of the Borrower and its Subsidiaries as of the Closing Date (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries is in default of, and no waiver of default is currently in effect with respect to, the payment of any principal or interest on any Indebtedness of the Borrower or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Borrower or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(i)Except as disclosed on Schedule 8.14 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien prohibited by this Agreement that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien prohibited by this Agreement that secures Indebtedness.
(j)Except with respect to the Obligations, neither the Borrower nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Borrower or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other Organizational Document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Borrower or such Subsidiary, except as disclosed in Schedule 8.14 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.15Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.
(k)None of the Borrower or any Controlled Entity, or any of their respective directors, officers or, to the knowledge of the Borrower, employees or agents, is a Blocked Person.

(l)Neither the Borrower nor any Controlled Entity (i) is in violation of any applicable Sanctions, Anti-Money Laundering Laws or applicable Anti-Corruption Laws or (ii) to the Borrower’s knowledge, is under investigation by any Governmental Authority for possible violation of any applicable Sanctions, Anti-Money Laundering Laws or applicable Anti-Corruption Laws.
(m)No part of the proceeds from the Revolving Facility hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Borrower or any Controlled Entity, directly or knowingly (upon due inquiry) indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, in violation of Sanctions, (B) in any manner that would cause any Secured Party to be in violation of any Sanctions or (C) otherwise in violation of any applicable Sanctions Laws;
(ii)will be used, directly or knowingly (upon due inquiry) indirectly, in violation of, or in any manner that would cause any Secured Party to be in violation of, any Anti-Money Laundering Laws; or
(iii)will be used, directly or knowingly (upon due inquiry) indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, or otherwise in violation of, or in any manner that would cause any Secured Party to be in violation of, any Anti-Corruption Laws.
8.16Status under Certain Statutes. No Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
8.17Security Documents. Subject to any limitations set forth in the Security Documents, the Security Documents are (or upon execution on the Closing Date will be) effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been made (or documents have been executed and delivered in a form suitable to be made promptly after the Closing Date) in all necessary public offices, and all other necessary and appropriate action has been taken (or will be taken on or promptly after the Closing Date), including delivery to the Collateral Agent of the certificates evidencing all of the issued and outstanding Equity Interests of the Borrower and any applicable Subsidiary (to the extent such Equity Interests are permitted to be pledged in favor of the Collateral Agent and are so required to be pledged pursuant to the Security Agreement), so that the security interest created by each Security Document is a perfected Lien on and security interest in all right, title and interest of the Borrower, Parent and such Subsidiary in the Collateral purported to be covered thereby, prior and superior to all other Liens (subject, in the case of priority, to (x) Permitted Liens on Collateral other than the Pledged Collateral (as such term is defined in the Pledge Agreement) represented by certificates, which are prior as a matter of law and (y) with respect to Pledged Collateral represented by certificates, Permitted Liens described in Section 11.5(c) which are prior as a matter of law).
8.18Environmental Matters
(n)Neither the Borrower nor any Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or has received any written notice of any Environmental Claim, including any Environmental Claim with respect to the Real Estate and any other respective real properties or other assets now or formerly owned, leased or operated by any of them, except for any Environmental Claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(o)Neither the Borrower nor any Subsidiary is subject to any violation of or liability pursuant to any Environmental Laws, including for any Release emanating from, occurring on or in any way related to the Real Estate or any other real properties now or formerly owned, leased or operated by Borrower or any Subsidiary, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(p)Neither the Borrower nor any Subsidiary has treated, stored or disposed any Hazardous Materials on the Real Estate and any other real properties now or formerly owned, leased or operated by any of them in violation of any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(q)Neither the Borrower nor any Subsidiary has Released any Hazardous Materials and no Hazardous Materials are present on the Real Estate and any other real properties now or formerly owned, leased or operated by any of them in a manner, quantity or location that would reasonably be expected to result in a liability to, or require investigation, cleanup or other remedial action pursuant to any Environmental Law by, Borrower or any Subsidiary that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(r)The Borrower and, to the knowledge of the Borrower, all of the Subsidiaries, and the Real Estate or any other real properties now owned, leased or operated by the Borrower or any Subsidiary, are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
8.19Material Project Documents. In each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(s)Each Material Project Document is in full force and effect in all material respects.
(t)Each Material Project Document constitutes the legal, valid and binding obligation of the Borrower or any Subsidiary to which it is a party and, to the knowledge of the Borrower, of each other party thereto as of the date hereof, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in law or equity).
(u)Neither the Borrower nor any Subsidiary is in default under any material term of any Material Project Document to which it is a party, and, to the knowledge of the Borrower, no counterparty to any Material Project Document is in default under any material term of any Material Project Document.
8.20Solvency. Before and immediately after giving effect to the transactions as contemplated hereunder, the Borrower and its Subsidiaries are Solvent.
8.21No Default or Event of Default. Before and after giving effect to each Credit Event (and the application of the proceeds thereof), no Default or Event of Default has occurred and is continuing.
8.22No Material Adverse Effect. Since December 31, 2021, no event, circumstance or change has occurred that, individually or in the aggregate, has caused or would reasonably be expected to result in a Material Adverse Effect.
8.23No Construction Projects. The Borrower only owns, directly or indirectly, Projects that have reached substantial completion and commercial operation (except with respect to any “substantial completion” and “commercial operation” for any expansion or re-powering of a Project the Capital Expenditure of which is funded in accordance with Section 11.8) and no Project requires any further Capital Expenditures to be made with respect to such Project other than those permitted in accordance with Section 11.8.
8.24Green Loan Principles. This Agreement aligns with the Green Loan Principles as follows:
(v)the Borrower will evaluate and select the Eligible Green Projects based on their compliance with the definition of Eligible Green Expenditures and the expectation that they will be managed with high sustainability standards, namely concerning the implementation of occupational health and safety programs, labor rights policies and environmental management plans, as per the “Project Evaluation and Selection” pillar of the Green Loan Principles;
(w)the Borrower acknowledges that the Projects have a direct contribution to the UN Sustainable Development Goal 13: Take urgent action to combat climate change and its impact by promoting the reduction of greenhouse gases associated with the domestic electricity sector; and
(x)the Green Loan Report as per Section 10.15(c) will be provided per the “Reporting” pillar of the Green Loan Principles.
Section 9Information as to the Borrower.
9.1Financial and Business Information. The Borrower shall deliver to the Revolver Administrative Agent:
(a)Quarterly Statements — commencing with March 31, 2023, within sixty (60) days after the end of the first three fiscal quarters during any fiscal year, duplicate copies of:
(i)an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and

(ii)the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and (other than in the case of the first quarter) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form, commencing with the first full fiscal quarter ending after the first anniversary of the Closing Date, the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(b)Annual Statements:
(i)for the fiscal year ended December 31, 2022, within one hundred twenty (120) days after the end of such fiscal year, duplicate copies of:
(A)a consolidated balance sheet of each of the Ultimate Parent, the APAF Borrower and APAFII and their respective Subsidiaries as at the end of such year, and
(B)the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Ultimate Parent, the APAF Borrower and APAFII and their respective Subsidiaries for such year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness or (2) any actual or prospective breach of any financial covenant contained in any Indebtedness permitted hereunder (including the financial covenants under Section 11.15))) on which such opinion is based of independent public accountants of recognized national standing, which opinion shall state that such annual financial statements present fairly, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(C)an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year; and
(D)the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such year, all in reasonable detail, prepared in accordance with GAAP applicable to unaudited annual financial statements generally, and a certificate from a Senior Financial Officer certifying that (1) such statements fairly present, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows and (2) the Borrower does not own any assets other than its Equity Interests in each of APAF Borrower, APAFII and APAFIII and does not have any liabilities other than those arising under the Revolving Facility; and

(ii)(A) to the extent that no Loans and Letters of Credit are outstanding under the Revolving Facility and the Borrower has no other Indebtedness outstanding, in each case, as of December 31, 2022, commencing with the fiscal year ended December 31, 2023 or (B) otherwise, commencing with the fiscal year ended December 31, 2022, within one hundred twenty (120) days after the end of each fiscal year, duplicate copies of:
(A)a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and
(B)the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such year, setting forth in each case in comparative form, commencing with the second fiscal year after which financial statements are delivered pursuant to this Section 9.1(b)(ii), the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness or (2) any actual or prospective breach of any financial covenant contained in any Indebtedness permitted hereunder (including the financial covenants under Section 11.15))) on which such opinion is based of independent public accountants of recognized national standing, which opinion shall state that such annual financial statements present fairly, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances.
(c)Notice of Default or Event of Default — promptly, and in any event within five (5) days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12.1(f), a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.
(d)Employee Benefit Matters — promptly, and in any event within ten (10) days after a Responsible Officer becoming aware of any of the following that would reasonably be expected to result in a Material Adverse Effect, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:
(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;
(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any

ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)any event, transaction or condition that would result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions.
(e)Notices from Governmental Authority — promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;
(f)Material Project Documents — promptly, and in any event within ten (10) Business Days after acquiring knowledge thereof, notice of any of the following events to the extent that it would reasonably be expected to have a Material Adverse Effect: (i) any termination or amendment, modification, supplement, variance, waiver or consent of or under any Material Project Document (including a copy of such amendment, modification, supplement, variance, waiver or consent), (ii) any breach or default under any Material Project Document, or (iii) any event of force majeure asserted under any Material Project Document and lasting more than ten (10) Business Days, accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Credit Party proposes to take with respect thereto;
(g)Notices of Environmental Claim —promptly, and in any event within ten (10) Business Days after acquiring knowledge thereof, written notice of any Environmental Claim against the Borrower, its Subsidiaries or any Project Company that could reasonably be expected to result in a Material Adverse Effect;
(h)Material Adverse Effect; Proceedings – promptly, and in any event within ten (10) days after acquiring knowledge thereof, notice of any (i) matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (I) against the Borrower, any Subsidiary or any Parent Guarantor that would reasonably be expected to result in a Material Adverse Effect or (II) with respect to any Revolving Credit Document;
(i)Requested Information — with reasonable promptness, such other material financial data and information in the possession of the Credit Parties and their Subsidiaries relating to the business, operations, affairs, financial condition, assets or properties of the Credit Parties and their Subsidiaries or materially relating to the ability of the Borrower to perform its obligations hereunder as from time to time may be reasonably requested by the Revolver Administrative Agent or any Lender through the Revolver Administrative Agent; and
(j)Annual Budget — at least 30 days prior to the end of each fiscal year, an annual budget for the Borrower and its Subsidiaries for the next fiscal year in form and substance mutually agreed to by the Administrative Agent and the Borrower.
9.2Officer’s Compliance Certificate. Each set of financial statements delivered to the Revolver Administrative Agent for any Test Period ending after the Closing Date pursuant to Section 9.1(a) or Section 9.1(b) shall be accompanied by a compliance certificate of a Responsible Officer substantially in the form of Exhibit H certifying (a) the calculation of the Leverage Ratio, Debt Service Coverage Ratio, APAF Debt Service Coverage Ratio and other ratios and financial information as set forth in Annex I to Exhibit H and (b) that a review of the activities of the Borrower during the applicable fiscal period in respect of which such financial statements were delivered has been made under the supervision of the signing Responsible Officer with a view to determining whether the Borrower has kept, observed, performed and fulfilled its respective obligations under this Agreement, and further stating, as to each such Responsible Officer signing such certificate, that to the best of his or her knowledge the Borrower has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default in the performance or observance of any of the terms, provisions and conditions of this Agreement (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Borrower is taking or proposes to take with respect thereto). Such certificate shall also include a list of all Subsidiaries that are “Non-Recourse Parties” (as defined in the APAF Facility) (or such equivalent term in the APAFII Facility, the APAFIII Facility or a Limited Recourse Financing) as of the date of such certificate. In the event that the Borrower has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 1.3) as to the period covered by any such financial statement, such Responsible Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election.
9.3Visitation. The Borrower shall permit the representatives of the Revolver Administrative Agent:
(k)No Default — if no Default or Event of Default then exists, at the expense of the Borrower and upon reasonable prior notice to the Borrower and during reasonable business hours, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld), its independent public accountants, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower, all at such reasonable times and as often as may be reasonably requested in writing but in any event no more than once per calendar year for the Revolver Administrative Agent unless otherwise agreed to by the Borrower in writing; and
(l)Default — if a Default or Event of Default then exists, at the expense of the Borrower to visit and visually inspect any of the offices or properties of the Borrower, to examine all of its respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower), all at such times and as often as may be requested.
9.4Certain Qualifications.
(m)Notwithstanding the foregoing, the obligations in Section 9.1 (a) and (b) above may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC within the applicable time periods required by applicable law and regulations, (B) the consolidated financial statements of the Borrower and its Subsidiaries, or (C) the financials of Ultimate Parent; provided that (i) to the extent such information relates to a parent company of the Borrower, including Ultimate Parent (unless such parent company is a predecessor of the Borrower for the applicable reporting period), such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand (including an audited annual or unaudited quarterly, as applicable, reconciliation for the Borrower and its Subsidiaries), and (ii) to the extent such information referred to in clauses (A), (B) or (C) above is in lieu of information required to be provided under Section 9.1(b) above, such materials are accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit (other than (1) solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness) or (2) any actual or prospective breach of any financial covenant contained in any Indebtedness permitted hereunder (including the financial covenants under Section 11.15)) on which such opinion is based of independent public accountants of recognized national standing, which opinion shall state that such annual financial statements present fairly, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances.
(n)Documents required to be delivered pursuant to this Section 9 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Revolver Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Revolver Administrative Agent). The Revolver Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Revolver Administrative Agent and maintaining its copies of such documents.
(o)Notwithstanding anything to the contrary herein, neither the Borrower nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Revolver Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product, (iv) with respect to which any Credit Party owes confidentiality obligations (to the extent not created in contemplation of such Credit Party’s obligations under this Section 9) to any third party or (v) that relates to any investigation by any Governmental Authority to the extent (x) such information is identifiable to a particular individual and the Borrower in good faith determines such information should remain confidential or (y) the information requested is not factual in nature.
Section 10Affirmative Covenants.
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Revolving Credit Commitments and each Letter of Credit have terminated (or with respect to each Letter of Credit, been Cash Collateralized in accordance with the terms of this Agreement) and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations or Secured Swap Obligations), are paid in full:
10.1Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, and Environmental Laws) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case except to the extent failure to comply with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that, without limiting Section 11.4, compliance with applicable Sanctions shall be in all respects and compliance with applicable Anti-Corruption Laws and applicable Anti-Money Laundering Laws shall be in all material respects.
10.2Insurance.
(a)     The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
(b)     If any portion of any Material Real Property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Revolver Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Revolver Administrative Agent.
10.3Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain and keep its respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that this Section 10.3 shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
10.4Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other Taxes imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any Subsidiary; provided that neither the Borrower nor any Subsidiary need to file any such returns or pay any such Tax or claim if (i) the amount, applicability or validity thereof is being contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (ii) the non-filing of any such returns or nonpayment of any such Taxes and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.5Legal Existence, Etc. Subject to Section 11.2, the Borrower will at all times preserve and keep its corporate or organizational existence in full force and effect. Subject to Section 11.2, the Borrower will at all times preserve and keep in full force and effect the corporate or organizational existence of each of its Subsidiaries (unless merged into the Borrower or a Wholly-Owned Subsidiary) and all rights and franchises of the Borrower and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such organizational existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
10.6Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be. The Borrower will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets.
10.7Further Instruments and Acts.
(a)The Borrower will, at its own expense, co-operate and obtain all consents and take all necessary actions to ensure that the Collateral Agent, on behalf of the Secured Parties, has and continues to have in all relevant jurisdictions duly and validly created, attached, perfected and enforceable first priority (subject to Permitted Liens that, pursuant to applicable law, are entitled (but not contractually granted by the Borrower) to a higher priority than the Liens of the Collateral Agent) Liens on the Collateral described in the Security Documents (including after-acquired Collateral), subject to no Liens other than Permitted Liens. Subject to applicable limitations set forth in the Security Documents, the Borrower shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and shall take all necessary steps to protect and enforce its title and the title of the Collateral Agent to the Collateral and shall do all things in connection therewith reasonably requested by the Collateral Agent to implement and effectuate the provisions of the Security Documents. The Borrower will ensure that any New Parent Guarantor shall execute and deliver to the Revolver Administrative Agent, for the benefit of the Secured Parties, a guaranty substantially similar in form to the Ultimate Parent Guaranty (except that for the avoidance of doubt, any such guaranty shall not be required to contain any covenants provided by the Ultimate Parent in Section 6 (Covenant) of such Ultimate Parent Guaranty).
(b)Upon the acquisition of any Material Real Property by any Credit Party other than any Parent Guarantor (including, without limitation, any acquisition pursuant to a Division), if such property, in the judgment of the Revolver Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Revolver Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:
(i)    within 10 days after such acquisition, furnish to the Revolver Administrative Agent a description of the property so acquired in detail satisfactory to the Revolver Administrative Agent;
(ii)    within 15 days after such acquisition, cause the applicable Credit Party to duly execute and deliver to the Revolver Administrative Agent any security and pledge agreements as specified by and in form and substance satisfactory to the Revolver Administrative Agent, securing payment of all the Secured Obligations of the applicable Credit Party under the Revolving Credit Documents and constituting Liens on all such properties;

(iii)    within 30 days after such acquisition, cause the applicable Credit Party to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Revolver Administrative Agent to vest in the Revolver Administrative Agent (or in any representative of the Revolver Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties;
(iv)    within 60 days after any acquisition of a real property, but not less than 45 days following delivery of the notice described in Section 10.7(b)(i) above, deliver, upon the request of the Revolver Administrative Agent in its sole discretion, to the Revolver Administrative Agent with respect to each Material Real Property a Mortgage and the deliverables related thereto and described in Schedule 10.7 subject to Lender confirmation that the deliverables described in Schedule 10.7(1)(E) are satisfactory; provided that the Lenders shall be provided the items listed in Schedule 10.7(1)(E) at least 20 Business Days prior to the execution of any Mortgage; and
(v)    within 60 days after such acquisition, but not less than 45 days following delivery of the notice described in Section 10.7(b)(i) above, deliver to the Revolver Administrative Agent, upon the request of the Revolver Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Revolver Administrative Agent and the other Secured Parties, of counsel for the Credit Parties acceptable to the Revolver Administrative Agent as to the matters contained in clauses (ii), (iii) and (iv) above and as to such other matters as the Revolver Administrative Agent may reasonably request.
10.8[Reserved].
10.9[Reserved].
10.10Separateness. Comply with the following:
(c)the Borrower shall, and shall cause each of its Subsidiaries to, maintain accounts separate from those of the Parent Guarantors or any other Affiliate of the Parent Guarantors (other than the Borrower or any of its Subsidiaries) with commercial banking institutions and will not commingle their funds with those of the Parent Guarantors or any other Affiliate of the Parent Guarantors (other than the Borrower or any of its Subsidiaries);
(d)the Borrower shall, and shall cause each of its Subsidiaries to, act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;
(e)the Borrower shall, and shall cause each of its Subsidiaries to, conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts); and
(f)the Borrower shall, and shall cause each of its Subsidiaries to, obtain proper authorization from member(s), director(s), manager(s) and general partner(s) as required by its limited liability company agreement, partnership agreement or other constituent document, as applicable, for all of its limited liability company actions, partnership actions or corporate actions, as applicable.

10.11Compliance with Organizational Documents. The Borrower will, and will cause each of its Subsidiaries to, comply with the provision of its Organizational Documents, except to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
10.12Use of Proceeds.
(g)The proceeds of Borrowings of the Revolving Credit Loans may be used by the Borrower solely for (i) working capital and general corporate purposes of the Subsidiaries of Ultimate Parent, (ii) acquisitions of new Subsidiaries of the Borrower, and (iii) for distributions to Ultimate Parent for the purpose of paying consideration for acquisitions of new Subsidiaries of the Borrower and for working capital and general corporate purposes of Ultimate Parent; provided that, in each case, solely in connection with any extensions of credit made to finance working capital, development or general corporate purposes of any Ultimate Parent Development Subsidiaries, the Borrower shall represent and warrant in the Notice of Borrowing that such Ultimate Parent Development Subsidiary has then-available funds or access to financing or a line of credit (other than funds drawn or available under the Revolving Credit Commitments) to achieve commercial operation and substantial completion to support the relevant project of such Ultimate Parent Development Subsidiary; provided further that, with respect to any Revolving Credit Loan made pursuant Section 3.4, the proceeds of such Revolving Credit Loan shall be used solely to reimburse the applicable Unpaid Drawing. The proceeds of Borrowings of the Incremental Term Loans may be used by the Borrower for any purpose not prohibited by the Revolving Credit Documents. For the avoidance of doubt, to the extent that the Borrower is to make a Restricted Payment or Investment with the proceeds of such Loans under the Revolving Facility, such Restricted Payment or Investment will be subject to the Borrower being permitted by the terms of the Revolving Credit Documents, including Section 11.7 and 11.10 of this Agreement, to make such Restricted Payment or Investment.
(h)The use of proceeds under this Section 10.12 shall either, directly or indirectly, align with the Green Loan Principles.
10.13Priority of Obligations. This Agreement, and the obligations evidenced hereby, are and will at all times rank in right of payment at least pari passu, without preference or priority, with all other senior secured Indebtedness of the Borrower, whether now existing or hereafter outstanding.
10.14Distribution of Cash. Subject to (a) compliance with the respective Organizational Documents of each Subsidiary, (b) compliance with the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Subsidiary is a party or by which it or any of its property or assets is bound (including, without limitation the APAF Facility, any Limited Recourse Financings, any Material Project Document and any tax-equity documents), (c) compliance with applicable law and (d) with respect to any Subsidiary that is not a Domestic Subsidiary, if not resulting in a material adverse tax consequence, the Borrower shall cause the available cash of any Subsidiary (after giving effect to the establishment of any operational and other reserves in the reasonable judgment of such Subsidiary) to be distributed to the Borrower on at least a quarterly basis.
10.15Green Loan Principles and Report.
(i)The Borrower shall have a portfolio of Eligible Green Expenditures in an amount not less than the Revolving Credit Exposure under the Revolving Facility at any one time.

(j)To the extent the proceeds allocated to the Eligible Green Expenditures are at any time not equal to or greater than the Revolving Credit Exposure, proceeds of the Revolving Credit Loans will be managed pursuant to the Borrower’s customary liquidity policies.
(k)In alignment with the Green Loan Principles, the Borrower shall use commercially reasonable efforts to make available to the Revolver Administrative Agent, Green Structuring Agent, and Lenders a green loan report (“Green Loan Report”) on an annual basis from the Closing Date, until the discharge of Obligations hereunder, detailing (i) the total amount of identified Eligible Green Projects, and the amount of proceeds allocated to the Eligible Green Expenditures with respect to each such project, and (ii) the actual and/or expected environmental impact of the Eligible Green Projects in qualitative and/or quantitative terms including but not limited to capacity of the Projects, annual renewable energy generation in MWh/GWh and annual GHG emissions reduced/avoided in tons of CO2 equivalent. Green Loan Reports may be provided combined with other similar reporting provided by the Borrower.
10.16Ultimate Parent Development Subsidiaries. The Borrower shall cause each U.S. organized Ultimate Parent Development Subsidiary that has been financed using the proceeds that are directly traceable (as determined by the Borrower in good faith) of a borrowing of the Revolving Facility to become a Subsidiary of the Borrower as promptly as reasonably practicable, but in any event within twelve months (or such later period as the Borrower in its reasonable discretion shall determine in consultation with the Revolver Administrative Agent) upon the latest to occur of the following: such Ultimate Parent Development Subsidiary (including all such Ultimate Parent Development Subsidiary’s Projects) (i) achieves substantial completion, (ii) achieves commercial operation, or (iii) has received its final funding from its respective tax equity financing arrangement; provided that such Ultimate Parent Development Subsidiary’s financing arrangement permits either the release of such Ultimate Parent Development Subsidiary and its related Projects from such financing arrangement or otherwise permits such transfer of such Ultimate Parent Development Subsidiary and its related Projects to the Borrower; provided further that, to the extent that the terms of any debt financing entered into prior to such Ultimate Parent Development Subsidiary achieving substantial completion would prohibit such Ultimate Parent Development Subsidiary from becoming a Subsidiary of the Borrower, (i) the Borrower shall use commercially reasonable efforts to obtain any required consent with respect to such financing in order to permit such transfer of such Ultimate Parent Development Subsidiary to the Borrower and (ii) the time period to transfer such Ultimate Parent Development Subsidiary to the Borrower shall be extended until the earlier of (A) the date upon which the Borrower receives such required consent permitting such transfer and (B) the maturity of such financing.
10.17MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Revolver Administrative Agent for any Material Real Property subject to a Mortgage, the deliverables set forth in Schedule 10.7.
Section 11Negative Covenants
The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Revolving Credit Commitments and each Letter of Credit have terminated (or with respect to each Letter of Credit, been Cash Collateralized in accordance with the terms of this Agreement) and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations or Secured Swap Obligations) are paid in full:
11.1Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Borrower or another Subsidiary), except (a) Restricted Payments permitted under Section 11.7 or Permitted Investments or transactions permitted by Section 11.2 or Section 11.6(g), (b) customary payments by the Borrower and its Subsidiaries to a direct or indirect parent of the Borrower made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the Borrower, in good faith and are not in excess of $500,000 in any year, (c) transactions in connection with any tax-equity financing facilities, (d) the issuance of Equity Interests of the Borrower to the Parent, (e) pursuant to the reasonable requirements of the Borrower’s and its Subsidiaries’ business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate or (f) in the ordinary course and pursuant to shared facilities, shared services, interdependent operations or similar arrangements.
11.2Merger, Consolidation, Etc. The Borrower will not consolidate with or merge with any other Person or enter into any limited liability plan of division or transaction involving a division or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a)such transaction is between the Borrower and a Permitted Affiliate and, in the case of any such transaction (other than in respect of any limited liability plan of division or a transaction involving a division) involving the Borrower and a Permitted Affiliate, the successor formed by such consolidation or the survivor of such merger or the Permitted Affiliate that acquires by conveyance, transfer or lease all or substantially all of the assets of the Borrower as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Borrower is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to the Revolver Administrative Agent its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and each other Revolving Credit Document, and the Collateral Agent shall have, for its own benefit and the equal and ratable benefit of the Secured Parties a legal, valid and enforceable first priority Lien on all of the Collateral (subject, in the case of priority, to (x) Permitted Liens on Collateral other than Pledged Collateral (as such term is defined in the Pledge Agreement) represented by certificates, which are prior as a matter of law and (y) with respect to Pledged Collateral represented by certificates, Permitted Liens described in Section 11.5(c) which are prior as a matter of law) and (ii) such corporation or limited liability company shall have caused to be delivered to the Revolver Administrative Agent an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Lenders and the Letter of Credit Issuers, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof; and
(b)immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.
No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 11.2, from its liability under this Agreement or any other Revolving Credit Document.

11.3Line of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Borrower and its Subsidiaries, taken as a whole, are engaged on the Closing Date; provided that any expansion or re-powering of an existing Project that is otherwise permitted herein shall not constitute a change from the general nature of the business in which the Borrower and its Subsidiaries, take as a whole, are engaged on the Closing Date.
11.4Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. The Borrower will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person) or own or control a Blocked Person or (b) have any direct or indirect investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Loans) with any Person if such investment, dealing or transaction (i) would cause the Borrower or any Secured Party to be in violation of Sanctions or (ii) would cause the Borrower to be in violation of applicable Anti-Corruption Laws or applicable Anti-Money Laundering Laws.
11.5Liens. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any asset or property of the Borrower or any Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except (each, a “Permitted Lien”):
(c)(i) Liens pursuant to any Revolving Credit Document, (ii) Liens existing as of the Closing Date disclosed on Schedule 11.5 and (iii) Liens on the Collateral securing Secured Cash Management Obligations and Secured Swap Contracts;
(d)(i) solely with respect to the Subsidiaries of the Borrower constituting “Loan Parties” under the APAF Facility (and including a Lien over the Equity Interests issued by the APAF Borrower) and subject to the limitation on Liens with respect to the APAF Facility set forth in Section 11.6(b), Liens securing the APAF Facility (including refinancings thereof permitted pursuant to Section 11.6(b)), (ii) solely with respect to the APAFII Loan Parties (and including a Lien over the Equity Interests issued by the APAFII), Liens securing the APAFII Facility (including refinancings thereof permitted pursuant to Section 11.6(b)), (iii) solely with respect to the APAFIII Loan Parties (and including a Lien over the Equity Interests issued by the APAFIII), Liens securing the APAFIII Facility (including refinancings thereof permitted pursuant to Section 11.6(b)) and (iv) solely with respect to any Subsidiary or Holdco Company that is permitted by Section 11.6(b) to grant Liens in connection with any Limited Recourse Financing, Liens securing any such Limited Recourse Financing (including refinancings thereof permitted pursuant to Section 11.6(b));
(e)Liens for Taxes that are not overdue for a period of more than sixty (60) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the Borrower or any such Subsidiary to the extent required in accordance with GAAP;
(f)Liens imposed by law, including carriers’, warehousemen’s, utilities’, mechanics’, materialmen’s and repairmen’s Liens incurred in the ordinary course of business, and do not secure Indebtedness for borrowed money, either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(g)pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, liability or casualty insurance to the Borrower or any such Subsidiary;
(h)Liens, deposits or pledges incurred or created in the ordinary course of business or under applicable law in connection with or to secure the performance of bids, tenders, contracts, leases, statutory obligations, surety bonds or appeal bonds;
(i)minor defects, easements, rights of way, zoning restrictions, irregularities, encumbrances (other than for borrowed money or exclusive licenses to Intellectual Property) and clouds on title, any interest or title of a licensor, lessor or sublicensor or sublessor under any license or sublicense and statutory Liens incurred in the ordinary course of business and that do not materially impair the value or use of the property affected for the purpose for which title was acquired;
(j)Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets; provided that such Liens will be subject to customary Lien waivers upon the making of progress payments;
(k)Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 12.1(j) or (ii) securing appeal or other surety bonds related to such judgments;
(l)Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of applicable law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;
(m)Liens (i) on cash advances or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 11.10 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement for an Asset Sale permitted under Section 11.9, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;
(n)Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries;
(o)Liens solely on any cash earnest money deposits made by the Borrower or any such Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(p)Liens arising from precautionary UCC financing statement or similar filings;
(q)Liens to secure any Permitted Refinancing incurred under Section 11.6(a);
(r)Liens granted by any Subsidiary (but not the Borrower) to secure Swap Contracts permitted pursuant to Section 11.14(b); and

(s)Liens on such Subsidiaries of the APAF Borrower as described under Section 7.01(g) and 7.01(h) (other than subclause (10), (12) and (13) thereof) of the APAF Facility (as in effect as of the Closing Date).
11.6Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur or in any manner become or be liable in respect of any Indebtedness, except:
(t)(i) Indebtedness incurred by the Borrower under this Agreement (including the Revolving Facility and Incremental Term Loans), subject in each case to the MFN Protection (other than in respect of any Indebtedness that is unsecured or secured on a junior basis to the Revolving Facility or that is not provided by commercial banks), and any Permitted Refinancing thereof, and (ii) Indebtedness existing as of the Closing Date and disclosed on Schedule 11.6(a) and any Permitted Refinancing thereof; provided that, in each case, if such Permitted Refinancing of any Indebtedness of the Borrower is to be secured by the Collateral, the holders of such Indebtedness (or an agent on their behalf) shall have entered into Intercreditor Arrangements reasonably satisfactory to the Revolver Administrative Agent and Collateral Agent;
(u)(i) solely with respect to the Subsidiaries of the Borrower constituting “Loan Parties” under the APAF Facility, the Indebtedness incurred or guaranteed by the APAF Borrower and its Subsidiaries under the APAF Facility as of the Closing Date (and any increases to the commitments thereunder or refinancings thereof, subject to (A) compliance with a maximum LTV Ratio (as defined in the APAF Facility as of the Closing Date) of 75% as measured as of the date of incurrence or refinancing of such Indebtedness by such Subsidiaries and (B) the APAF Facility maintaining an Investment Grade Rating after giving pro forma effect to such incurrence or refinancing of indebtedness as measured as of the date of incurrence or refinancing of such Indebtedness by such Subsidiaries), provided that (1) until the occurrence of a Diversification Trigger Event, (x) the aggregate principal amount of Indebtedness under the APAF Facility shall not exceed the aggregate amount outstanding under the APAF Facility on the Closing Date (except by an amount equal to unpaid accrued interest and premium thereon plus fees and expenses reasonably incurred in connection with any such refinancing of the APAF Facility) and (y) the APAF Facility shall only be secured by the assets securing the APAF Facility as of the Closing Date and such assets with fair market value of approximately $17 million contributed to the APAF Borrower or its Subsidiaries by a parent company thereof prior to December 31, 2022 (or such later date disclosed by the Borrower to the Revolver Administrative Agent if reasonably required for such transaction), (2) no APAFII Loan Parties shall be Subsidiaries of the APAF Borrower, and (3) no APAFIII Loan Parties shall be Subsidiaries of the APAF Borrower, (ii) subject to Subsidiary Debt Cap Indebtedness not exceeding the Subsidiary Debt Cap at the time of such incurrence or assumption of Indebtedness, solely with respect to the APAFII Loan Parties, the Indebtedness to be incurred or guaranteed by such APAFII Loan Parties after the Closing Date (together with any permitted refinancing thereof, the “APAFII Facility”); provided that the aggregate principal amount outstanding under the APAFII Facility at any time shall not exceed $150,000,000, (iii) subject to Subsidiary Debt Cap Indebtedness not exceeding the Subsidiary Debt Cap at the time of such incurrence or assumption of Indebtedness, solely with respect to the APAFIII Loan Parties, the Indebtedness to be incurred or guaranteed by such APAFIII Loan Parties after the Closing Date (together with any permitted refinancing thereof, the “APAFIII Facility”); provided that any increase to the aggregate principal amount outstanding under, or refinancing of, the APAFIII Facility after the date on which such Indebtedness is initially incurred shall be subject to the APAFIII Facility maintaining an Investment Grade Rating after giving pro forma effect to such increase or refinancing as measured as of the date of such increase or refinancing, and (iv) subject to Subsidiary Debt Cap Indebtedness not exceeding the Subsidiary Debt Cap at the time of such incurrence or assumption of Indebtedness, with respect to a Subsidiary of the Borrower that directly owns a Project, Indebtedness incurred or guaranteed under any debt or tax equity financing facility provided by one or more commercial banks or other institutions (including non-bank institutions) to such Subsidiary or Holdco Company that is non-recourse or limited recourse (including with respect to Liens) to such Subsidiary or Holdco Company in order to finance (A) the operation of such operating Project, (B) the funding of tax equity or tax equity buyouts or the monetization of tax credits relating to such operating Project, or (C) any back-leverage incurred by a Holdco Company (each, a “Limited Recourse Financing”); provided further that (x) the APAF Borrower and its Subsidiaries shall not be permitted to incur any Limited Recourse Financing and (y) Limited Recourse Financing shall only be available in connection with acquisitions or Investments (and permitted refinancings thereof);
(v)Indebtedness incurred by the Borrower or any Subsidiary in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts permitted under the terms of the Revolving Credit Documents;
(w)Indebtedness incurred by the Borrower or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;
(x)obligations in respect of appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Subsidiary, in each case in the ordinary course of business or consistent with past practice;
(y)Indebtedness in respect of Swap Contracts permitted by Section 11.5(p);
(z)Indebtedness incurred by the Borrower or any Subsidiary Guarantor and owing to any non-Credit Party or Affiliate of Borrower; provided that such indebtedness is subordinated subject to subordination terms reasonably satisfactory to the Revolver Administrative Agent;
(aa)unsecured Indebtedness of the Borrower not otherwise permitted by the foregoing paragraphs of this Section 11.6 (such Indebtedness, “Ratio Debt”) so long as (i) the Borrower is in pro forma compliance with a maximum Leverage Ratio equal to the sum of (x) the then-applicable financial covenant set forth in Section 11.15(a) as of the last day of the most recently ended fiscal year or fiscal quarter for which financial statements have been delivered under Section 9.1, less (y) 1.00 to 1.00 (provided that any pro forma calculations of such financial covenant shall assume all commitments under any such Ratio Debt incurred in the form of additional revolving commitments being established at the time are fully drawn), (ii) the maturity date for any such Indebtedness must not be earlier than the Latest Maturity Date and (iii) such Ratio Debt shall not be guaranteed by or secured by the assets of any Person that is not a Guarantor; and
(ab)Indebtedness incurred by the Borrower or any Subsidiaries with respect to Cash Management Services.
For purposes of determining compliance with this Section 11.6, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (h) above, the Borrower shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof in a manner that complies with this Section 11.6 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses.
11.7Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payment, except:

(ac)with respect to any Subsidiary, any Restricted Payment to the Borrower or another Subsidiary of the Borrower (without limitation the Borrower’s obligation under Section 10.14); and
(ad)with respect to the Borrower, where such Restricted Payment is declared or made within forty-five (45) days following the end of a fiscal quarter on which the following conditions are satisfied (such conditions, the “Restricted Payment Conditions”):
(i)no Default or Event of Default has occurred and is continuing on the date of such Restricted Payment, or would occur as a result of the payment of such Restricted Payment;
(ii)the Debt Service Coverage Ratio for the four fiscal quarter period ending just prior to the date of the proposed Restricted Payment, determined on a pro forma basis taking into consideration the making of such Restricted Payment, is at least 2:00 to 1.00; and
(iii)the Borrower shall be in compliance with the financial covenants in Section 11.15(a) and Section 11.15(c) for the four fiscal quarter period ending just prior to the date of the proposed Restricted Payment, determined on a pro forma basis taking into consideration the making of such Restricted Payment.
11.8Capital Expenditures. The Borrower will not, and will not permit any Subsidiary to, make any Capital Expenditures, except for Capital Expenditures that (i)(A) are required in connection with the ordinary maintenance of any Project and (B) are not incurred in connection with the construction, development or expansion of any Project or (ii) are incurred in connection with the expansion or re-powering of any Project that has already reached substantial completion and commercial operation prior to incurring such Capital Expenditure and such Capital Expenditure is funded in full (A) solely with the cash proceeds of a Specified Equity Contribution into the Borrower using the net proceeds of any issuance of Equity Interests by, or any Indebtedness incurred or issued by, the Ultimate Parent from third parties; provided that, the Borrower shall deliver notice to the Revolver Administrative Agent at least five (5) Business Days prior to making such Specified Equity Contribution and such notice shall specifically designate such Specified Equity contribution as being made pursuant to this Section 11.8(ii)(A) or (B) solely by using Borrower Available Cash up to an amount of $25,000,000 in the aggregate.  Any Specified Equity Contributions made to fund Capital Expenditure pursuant to Section 11.8(ii)(A) above shall not count as Specified Equity Contributions (or equity contributions of any other type) for any other purpose (including any baskets, growers or other thresholds) under this Agreement, including, without limitation, that such Specified Equity Contribution shall not constitute a Designated Equity Contribution under Section 12.2.
11.9Asset Sales. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, consummate any Asset Sale, except the Borrower and any Subsidiary thereof may consummate any Asset Sale so long as such sale is made for fair market value (as determined in good faith by the Borrower), no Default or Event of Default has occurred and is continuing on the date of such Asset Sale, or would occur as a result of such Asset Sale, and the Borrower is in pro forma compliance with the financial covenants set forth in Section 11.15 as of the last day of the most recently ended fiscal year or fiscal quarter for which financial statements have been delivered under Section 9.1 as of the date of, and after giving effect to, such Asset Sale; provided that no Asset Sale of the APAF Borrower or its Subsidiaries shall be permitted unless consented to by the Required Lenders.
11.10Permitted Investments. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, make any Investments other than Permitted Investments.

11.11Accounting Changes. The Borrower will not, and will not permit any Subsidiary to, make any change in accounting treatment and reporting practices except as (a) required by GAAP, consistently applied, or required by applicable law and, to the extent material, disclosed to the Lenders and (b) agreed to by its independent public accountants.
11.12Burdensome Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into or permit to exist any Contractual Obligation (other than this Agreement, the other Revolving Credit Documents, the APAF Facility, the financing documents for any Limited Recourse Financing, and any requirements of law that are memorialized as Contractual Obligations) that (a) prohibits the Borrower or any such Subsidiary from creating, incurring, assuming or suffering to exist Liens on the Collateral of such Person for the benefit of the Secured Parties or (b) prohibits the payment of dividends or distributions; provided that the foregoing shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 11.12) are listed on Schedule 11.12 hereto and (y) to the extent Contractual Obligations permitted by clause (i)(x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Person at the time such Person merges with or into the Borrower or any such Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person merging with or into the Borrower or any such Subsidiary, (iii) arise in connection with any action permitted by Section 11.2, (iv) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 11.6 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (v) are customary restrictions on Liens in Indebtedness permitted hereunder so long as such Indebtedness permits the first-priority Liens of the Secured Parties on the Collateral, (vi) arise in connection with cash or other deposits permitted under Section 11.10 and limited to such cash or deposit; or (vii) restrictions imposed by applicable law.
11.13Actions under Organizational Documents. Without having first obtained the consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, the Borrower will not, and will not permit any Subsidiary to, amend, modify or change its Organizational Documents to the extent that such amendment, modification or change would materially and adversely affect the interests of the Lenders.
11.14Speculative Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Contracts other than:
(ae)Swap Contracts entered into by the Borrower designed to hedge against fluctuations in the Borrower’s exposure to interest rate risk in the ordinary course of business and not for speculative purposes; and
(af)Swap Contracts entered into by any Subsidiary (and not the Borrower) designed to hedge against fluctuations in such Subsidiary’s exposure to energy prices or interest rate risk in the ordinary course of business and not for speculative purposes.
11.15Financial Covenants.
(ag)Leverage Ratio. As of the last day of each fiscal quarter ending on or after March 31, 2023, the Borrower will not permit the Leverage Ratio for the immediately preceding four fiscal quarters to be greater than the maximum ratio set forth in the table below for:

Fiscal Quarter	Maximum Leverage Ratio
Fiscal quarter ending March 31, 2023	6.50:1.00
Fiscal quarter ending June 30, 2023	6.25:1.00
Fiscal quarter ending September 30, 2023	6.00:1.00
Fiscal quarter ending December 31, 2023	5.75:1.00
Fiscal quarter ending March 31, 2024 and each fiscal quarter thereafter	5.50:1.00

(ah)Debt Service Coverage Ratio. As of the last day of each fiscal quarter ending on or after March 31, 2023, the Borrower will not permit the Debt Service Coverage Ratio for the most recently completed Measurement Period to be less than 1.75 to 1.00.
(ai)APAF Facility Debt Service Coverage Ratio. As of the last day of each fiscal quarter ending on or after March 31, 2023, the Borrower will not permit the APAF Debt Service Coverage Ratio to be less than 1.60 to 1.00 as of the last day of any Test Period (as defined in the APAF Facility) (the “APAF DSCR Financial Covenant”); provided that, upon the occurrence of a Diversification Trigger Event (determined on a pro forma basis at such time when the required Borrower Available Cash level as set forth in such definition shall be met), the APAF DSCR Financial Covenant shall cease to be required to be tested.
Upon the occurrence of a Diversification Trigger Event and solely if a Distribution Lock-Up Event has occurred and is continuing with respect to any Subsidiary of the Borrower as of the last day of any fiscal quarter, the Borrower shall deliver (promptly upon the occurrence of the Distribution Lock-Up Event and for each subsequent fiscal quarter end in which a Distribution Lock-Up Event is continuing) a compliance certificate substantially in the form of Exhibit H to test compliance with the financial covenants in this Section 11.15 as calculated excluding any Borrower Available Cash attributable to all Distribution Lock-Up Event Subsidiaries for the most recent four fiscal quarter period (the “Distribution Lock-Up Event Covenant Testing”); provided that (1) the Distribution Lock-Up Event Covenant Testing shall cease to be required in any fiscal quarter if either (A) the Distribution Lock-Up Event is no longer continuing (and only for so long as such Distribution Lock-Up Event is no longer continuing) or (B) a Final Diversification Trigger Event has occurred (determined on a pro forma basis at such time when the required Borrower Available Cash level as set forth in such definition shall be met).
For the purpose of this Section 11.15, the following terms shall have the meanings set forth below:
“Distribution Lock-Up Event” means, with respect to any Subsidiary of the Borrower, the failure to satisfy restricted payment conditions or the occurrence of a prohibition on making restricted payments, distributions, dividends or payments by such person on account of any of its equity interests (or a prohibition on any return of capital to such person’s stockholders, partners or members or equivalent).
“Distribution Lock-Up Event Subsidiary” shall mean any Subsidiary of the Borrower that is, as of the relevant time, subject to a Distribution Lock-Up Event.
“Diversification Trigger Event” means that the Borrower Available Cash for any four fiscal quarter period from Qualifying Subsidiaries is equal to or greater than 50% of all Borrower Available Cash for such period.

“Final Diversification Trigger Event” means that the Borrower Available Cash for any four fiscal quarter period from Qualifying Subsidiaries is equal to or greater than 75% of all Borrower Available Cash for such period.
“Qualifying Subsidiaries” means any Subsidiary of the Borrower that (1) has an Investment Grade Rating or (2) has solely first lien debt facilities from commercial banks sized and structured in a manner consistent with commercial bank industry practices for investment grade transactions as determined by the Borrower in good faith; provided that none of the APAF Borrower and its Subsidiaries or any Distribution Lock-Up Event Subsidiary shall be Qualifying Subsidiaries at any time.
11.16Actions under APAF Facility. Without having first obtained the consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed, the Borrower will not, and will not permit any Subsidiary to, amend, modify or change the APAF Facility except for any such amendment, modification or change that is not, or is reasonably expected not to be, materially adverse to the interests of the Lenders.
Section 12Events of Default.
12.1Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Borrower defaults in the payment of any principal on any Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)the Borrower defaults in the payment of any interest, fees or other monetary obligations under this Agreement or any other Revolving Credit Document for more than three (3) Business Days after the same becomes due and payable; or
(c)the Borrower defaults in the performance of or compliance with any term contained in Section 9.1, Section 10.5, Section 10.12, Section 10.14 or Section 11 or the Ultimate Parent defaults in the performance of or compliance with Section 7 of the Ultimate Parent Guaranty; provided that a Default as a result of a breach of Section 11.15 is subject to cure pursuant to Section 12.2 and such Default will not become an Event of Default for purposes of exercising remedies under Section 12.3 until such cure is no longer available with respect to such Default; provided that, any Default under Section 11.15 shall not constitute an Event of Default with respect to the Incremental Term Loans and the Incremental Term Loans may not be accelerated as a result thereof until the date on which the Revolving Credit Loans (if any) have been accelerated or the Total Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders; provided further that, if the Lenders under any New Revolving Credit Commitment have agreed not to have the benefit of the covenant set forth in Section 11.15, such New Revolving Credit Commitments shall be disregarded for purposes of determining the Required Revolving Credit Lenders and such New Revolving Credit Commitments shall be treated in the same way as the Incremental Term Loans are treated pursuant to this proviso; or
(d)any Credit Party or any Subsidiary defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 12.1(a), 12.1(b) and 12.1(c)) or in any other Revolving Credit Document to which it is a party and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from any Secured Party (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 12.1(d)); provided that, if such default is capable of being cured with such additional time, such 30-day period shall be extended for up to an additional thirty (30) days to the extent that the Borrower is diligently pursuing a cure to such default; or
(e)any representation or warranty made in writing by or on behalf of any Credit Party or by any officer of any Credit Party in this Agreement or any other Revolving Credit Document to which it is a party or any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any material respect on the date as of which made; provided that, if the facts giving rise to such false or incorrect representation or warranty are capable of being remedied within thirty (30) days, such default is not remedied within such thirty- (30-) day period after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from any Secured Party (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 12.1(e)); or
(f)(i) the Borrower or any Subsidiary shall fail to make any required payment beyond the applicable grace period with respect thereto, if any, in respect of any Material Indebtedness, or (ii) the Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any Material Indebtedness, or any other event occurs, and, in each case, continues beyond the applicable grace period with respect thereto, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity or (iii) any “event of default”, “termination event” or similar event shall occur under any Swap Contract entered into by the Borrower or any Subsidiary if the effect of such “event of default”, “termination event” or similar event is to cause termination costs in excess of the greater of (a) $10,000,000 and (b) the lesser of (i) the amount equal to 30% of Borrower Available Cash for the most recent Measurement Period and (ii) $25,000,000 in the aggregate to become due and payable by the Borrower or Subsidiary thereunder; provided that, (x) such failure remains unremedied or has not been waived by the holders of such Material Indebtedness and (y) for avoidance of doubt, this Section 12.1(f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, or (B) any event requiring a prepayment or offer to purchase pursuant to customary asset sale, casualty or condemnation event, change of control provision or excess cash flow sweeps; or
(g)any Credit Party or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Credit Party or any Material Subsidiary, as applicable, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Credit Party or any Material Subsidiary, or any such petition shall be filed against any Credit Party or any Material Subsidiary, as applicable, and such petition shall not be dismissed within sixty (60) days; or
(i)any event occurs with respect to any Credit Party or any Material Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 12.1(g) or Section 12.1(h); provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 12.1(g) or Section 12.1(h); or
(j)the entry of one or more final judgments or orders for the payment of money aggregating, at the time of determination, in excess of the greater of (a) $10,000,000 and (b) the lesser of (i) the amount equal to 30% of Borrower Available Cash for the most recent Measurement Period and (ii) $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against any Credit Party or any Subsidiary and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; or
(k)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii)  the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan or (v) the Borrower or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower or any Subsidiary thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 12.1(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(l)any Lien relating to a material portion of the Collateral purported to be granted to the Collateral Agent pursuant to any of the Revolving Credit Documents is, other than pursuant to the terms hereof or thereof, invalid, void, unenforceable or unperfected or ceases to have first priority (subject to Permitted Liens that are, pursuant to applicable law, entitled to priority); or
(m)if, at any time, any Revolving Credit Document or any provision thereof (including the enforceability thereof) is expressly terminated or repudiated by any Credit Party, ceases to be in full force and effect or is determined to be unenforceable by a court of competent jurisdiction; or
(n)a Change of Control shall occur.
Notwithstanding anything to the contrary herein or in any Revolving Credit Document, it is understood and agreed that the failure by the Borrower to comply with any obligation related to the Green Loan Principles in Section 8.24, Section 10.12(b) and Section 10.15 shall not constitute a Default, Event of Default or other breach of such covenant or obligation.

12.2Borrower’s Right to Cure.
(o)Notwithstanding anything to the contrary contained in Section 12.1, if the Borrower determines that an Event of Default under the covenants set forth in Section 11.15(a) and (b) has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in the relevant Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter, the Sponsor may make a Specified Equity Contribution to the Borrower (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall, at the request of the Borrower, be deemed to increase the amount of “Borrower Available Cash” with respect to such applicable quarter for the purpose of determining compliance with the covenant set forth in Section 11.15(a) or (b), as determined at the end of such Test Period and each subsequent Test Period that includes such quarter; provided that such net cash proceeds (i) are actually received by the Borrower as cash common equity (including through capital contribution of such net cash proceeds to the Borrower) during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) are Not Otherwise Applied; provided further that in no event shall the Lenders have any obligation to fund any Loan until such Designated Equity Contribution is made. The parties hereby acknowledge that this Section 12.2 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 11.15(a) and (b) and shall not result in any adjustment to any baskets or other amounts other than the amount calculated in the definition of “Borrower Available Cash” for the purpose of Section 11.15(a) and (b).
(p)(i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in pro forma compliance with Section 11.15(a) or (b) for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with Section 11.15(a) or (b) for the fiscal quarter with respect to which such Designated Equity Contribution was made; provided that, to the extent such net cash proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any subsequent fiscal quarter.
12.3Remedies Upon Event of Default. Subject to the Security Agreement, if an Event of Default occurs and is continuing, the Revolver Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Revolver Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 12.1(g), (h) or (i) shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Revolver Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Revolving Credit Commitment of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower to the extent permitted by Requirements of Law; (iii) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 12.1(g), (h) or (i) with respect to the Borrower, it will pay) to the Revolver Administrative

Agent at the Revolver Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s reimbursement obligations for Unpaid Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; and (iv) upon written request of the Required Lenders, direct the Revolver Administrative Agent to enforce its rights and remedies under the Security Documents, this Agreement and/or any other Revolving Credit Documents for the ratable benefit of the Lenders.
12.4Application of Proceeds. Any amount received by the Revolver Administrative Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 12.1(g), (h) or (i) shall be applied as set forth in Section 6.09 of the Security Agreement.
Section 13Agency.
13.1Appointment.
(a)Each Lender hereby irrevocably designates and appoints the Revolver Administrative Agent, as each of the Revolver Administrative Agent and Collateral Agent and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to any Agent by the terms of this Agreement or any other Revolving Credit Document, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, each Agent is hereby expressly authorized by the Lenders to (i) execute any and all documents (including any release) with respect to the Collateral, as contemplated by and in accordance with the provisions of this Agreement and any other Revolving Credit Document and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the discretion of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. The provisions of this Section 13 are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provisions. The Person serving as the Revolver Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.
13.2Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Revolving Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Revolver Administrative Agent shall not be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it with reasonable care in the absence of its gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).
13.3Exculpatory Provisions. Neither Agent shall have any duties or obligations except those expressly set forth herein and in the other Revolving Credit Documents. Without limiting the generality of the foregoing, neither Agent: (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Revolving Credit Documents that such Agent is required to exercise in writing as directed by the Required Lenders; provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Revolving Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law, and (c) shall, except as expressly set forth herein and in the other Revolving Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and such Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Revolving Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Revolving Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
13.4Reliance by Revolver Administrative Agent. Each Agent and each Lead Arranger shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent and each Lead Arranger may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Revolver Administrative Agent may presume that such condition is satisfactory to such Lender unless the Revolver Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent and each Lead Arranger may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
13.5Notice of Default. The Revolver Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Revolver Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Revolver Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Revolver Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Revolver Administrative Agent shall have received such directions, the Revolver Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.
13.6Non-Reliance on Revolver Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Revolver Administrative Agent nor any of its respective Related Parties has made any representations or warranties to it and that no act by the Revolver Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Revolver Administrative Agent to any Lender or any Letter of Credit Issuer. Each Lender represents to the Revolver Administrative Agent that it has, independently and without reliance upon the Revolver Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Revolver Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Revolving Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of any of the Credit Parties. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Revolver Administrative Agent hereunder, the Revolver Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of any Credit Party that may come into the possession of the Revolver Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.
13.7Indemnification. The Lenders agree to severally indemnify the Revolver Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Revolver Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Revolving Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Revolver Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Revolver Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Revolver Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken by the Revolver Administrative Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Revolving Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 13.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Revolver Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Revolver Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Revolving Credit Document, or any document contemplated by or referred to herein, to the extent that the Revolver Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to Revolver Administrative Agent for any purpose shall, in the opinion of the Revolver Administrative Agent, be insufficient or become impaired, the Revolver Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Revolver Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Revolver Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Revolver Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this Section 13.7 shall survive the payment in full of the Obligations and the termination of the Revolving Facility. The indemnity provided to the Revolver Administrative Agent under this Section 13.7 shall also apply to the Revolver Administrative Agent’s respective Related Parties.
13.8Revolver Administrative Agent in its Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Revolver Administrative Agent in its individual capacity as a Lender hereunder. The Revolver Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though the Revolver Administrative Agent were not the Revolver Administrative Agent hereunder and under the other Revolving Credit Documents. With respect to the Loans made by it, the Revolver Administrative Agent shall have the same rights and powers under this Agreement and the other Revolving Credit Documents as any Lender and may exercise the same as though it were not the Revolver Administrative Agent, and the terms Lender and Lenders shall include the Revolver Administrative Agent in its individual capacity.
13.9Successor Agents.
(b)The Revolver Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders, in the case of the resignation of the Revolver Administrative Agent, shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Section 12.1(a), 12.1(b), 12.1(g), 12.1(h) or 12.1(i) (with respect to the Borrower) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders, the Revolver Administrative Agent or the Collateral Agent,

as applicable, and shall have accepted such appointment within thirty (30) days after the retiring Revolver Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Revolver Administrative Agent or Collateral Agent, as applicable, may on behalf of the Lenders, appoint a successor Revolver Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above (including receipt of the Borrower’s consent); provided that if the Revolver Administrative Agent or Collateral Agent, as applicable, shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.
(c)If the Person serving as a Revolver Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (v) of the definition of “Lender Default,” the Required Lenders may to the extent permitted by applicable law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as the Revolver Administrative Agent or Collateral Agent, as applicable, and, in consultation with the Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(d)With effect from the Resignation Effective Date or the Removal Effective Date, (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Revolving Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Revolver Administrative Agent or Collateral Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Revolver Administrative Agent or Collateral Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Revolver Administrative Agent or Collateral Agent, as applicable, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to any mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Revolver Administrative Agent, and the retiring or removed Revolver Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Revolving Credit Documents (if not already discharged therefrom as provided above in this Section 13.9). The fees payable by the Borrower (following the effectiveness of such appointment) to the Revolver Administrative Agent or Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Revolver Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Revolving Credit Documents, the provisions of this Section 13 (including Section 13.7) and Section 14.5 shall continue in effect for the benefit of such retiring or removed Revolver Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Revolver Administrative Agent or Collateral Agent, as applicable, was acting as the Revolver Administrative Agent or Collateral Agent.
(e)Any resignation by or removal of Citibank, N.A. as the Revolver Administrative Agent pursuant to this Section 13.9 shall also constitute its resignation or removal as the Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as the Revolver Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of

Credit Issuer shall be discharged from all of its duties and obligations hereunder or under the other Revolving Credit Documents and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit issued by such Affiliate of the Revolver Administrative Agent or the Revolver Administrative Agent, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
13.10Releases. Further, each Secured Party hereby irrevocably authorizes the Collateral Agent:
(f)to release any Lien on any property granted to or held by the Collateral Agent under any Revolving Credit Document (i) upon satisfaction of any conditions to release specified in any Security Document, (ii) that is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Revolving Credit Document to any Person other than a Credit Party, (iii) owned by a Guarantor upon release of such Guarantor from its obligations under this Agreement, or (iv) as expressly provided in the Security Documents;
(g)to release any Guarantor from its obligations hereunder if such Person becomes an Excluded Subsidiary; and
(h)upon request of the Borrower, to take such actions as shall be required to subordinate any Lien on any property granted to the Collateral Agent to the holder of a Lien permitted to have priority over the Lien securing the Obligations or to enter into any intercreditor agreement with the holder of any such Lien.
Upon request by the Collateral Agent at any time, the Required Lenders (or Lenders, as applicable) will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this paragraph. In each case as specified in this Section 13, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted pursuant to the Revolving Credit Documents, or to release such Guarantor from its obligations hereunder, in each case in accordance with the terms of this Section 13. For the avoidance of doubt, no release of Collateral effected in the manner permitted by this Section 13.10 shall require the consent of any holder of obligations under any Secured Swap Contract.
13.11Withholding Tax. To the extent required by any applicable law, the Revolver Administrative Agent may withhold from any payment to any Lender under any Revolving Credit Document an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Revolver Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Revolver Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Revolver Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Revolver Administrative Agent (to the extent that the Revolver Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by the Revolver Administrative Agent or as Tax or otherwise, including penalties, additions to Tax and interest, together with all reasonable expenses incurred. A certificate as to the amount of such payment or liability delivered to any Lender by the Revolver Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Revolver Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Revolving Credit Document against any amount due to the Revolver Administrative Agent under this Section 13.11. The agreements in this Section 13.11 shall survive the resignation and/or replacement of the Revolver Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
13.12Right to Realize on Collateral and Enforce Remedies. Anything contained in any of the Revolving Credit Documents to the contrary notwithstanding, the Borrower, the Revolver Administrative Agent, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or (except as expressly permitted herein) to exercise any powers, rights or remedies under this Agreement, it being understood and agreed that (except as expressly permitted herein) all powers, rights and remedies hereunder and thereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of the Security Document, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition. No holder of Secured Swap Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of any Credit Party under this Agreement. No holder of Secured Swap Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Revolving Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Revolving Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Revolving Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, the Revolver Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Swap Contracts and Secured Cash Management Agreements, unless the Revolver Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Revolver Administrative Agent may request, from the applicable Cash Management Bank or Permitted Secured Swap Counterparty, as the case may be.
13.13Erroneous Payments.
(i)If the Revolver Administrative Agent (x) notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Revolver Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Revolver Administrative Agent) received by such Payment Recipient from the Revolver Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Revolver Administrative Agent pending its return or repayment as contemplated below in this Section

13.13 and held in trust for the benefit of the Revolver Administrative Agent, and such Lender, Letter of Credit Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Revolver Administrative Agent may, in its sole discretion, specify in writing), return to the Revolver Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Revolver Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Revolver Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Revolver Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Revolver Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(j)Without limiting immediately preceding clause (a), each Lender, Letter of Credit Issuer, Secured Party or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Revolver Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Revolver Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Revolver Administrative Agent (or any of its Affiliates), or (z) that such Lender, Letter of Credit Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Revolver Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Letter of Credit Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Revolver Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Revolver Administrative Agent pursuant to this Section 13.13(b).
For the avoidance of doubt, the failure to deliver a notice to the Revolver Administrative Agent pursuant to this Section 13.13(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 13.13(a) or on whether or not an Erroneous Payment has been made.
(k)Each Lender, Letter of Credit Issuer or Secured Party hereby authorizes the Revolver Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Letter of Credit Issuer or Secured Party under any Revolving Credit Document, or otherwise payable or distributable by the Revolver Administrative Agent to such Lender, Letter of Credit Issuer or Secured Party under any Revolving Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Revolver Administrative Agent has demanded to be returned under immediately preceding clause (a).
(l)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Revolver Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Revolver Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Revolver Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Revolver Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved by the Revolver Administrative Agent as to which the Revolver Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Loans to the Borrower or the Revolver Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Revolver Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Revolver Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Revolver Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Revolver Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii) Subject to Section 14.6 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Revolver Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Revolver Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Revolver Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Revolver Administrative Agent) and (y) may, in the sole discretion of the Revolver Administrative Agent, be reduced by any amount specified by the Revolver Administrative Agent in writing to the applicable Lender from time to time.
(m)The parties hereto agree that (x) irrespective of whether the Revolver Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Revolver Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party, to the rights and interests of such Lender, Letter of Credit Issuer or Secured Party, as the case may be) under the Revolving Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Credit Parties’ Obligations under the Revolving Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Revolver Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 13.13(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Revolver Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Revolver Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(n)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Revolver Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(o)Each party’s obligations, agreements and waivers under this Section 13 shall survive the resignation or replacement of the Revolver Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Letter of Credit Issuer or Secured Party, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Revolving Credit Document.
13.14Other Agents. The Borrower hereby appoints Citibank, N.A. to act as Green Structuring Agent. The Green Structuring Agent, acting in such capacity, shall have the duties customarily performed by such coordinators; provided that, for the avoidance of doubt, no Green Structuring Agent shall not incur any liability under any Revolving Credit Document to any Person or otherwise in relation to the Projects in connection with such Green Structuring Agent’s appointment as Green Structuring Agent or in performing any action under this Agreement in such capacity. Except as expressly provided herein or in any other Revolving Credit Document, no Lead Arranger, Bookrunner nor Green Structuring Agent shall have any duties or responsibilities hereunder in its capacities as such and shall not be a trustee for, or fiduciary of, any Secured Party. Notwithstanding anything to the contrary contained herein, no Lead Arranger, Bookrunner nor any Green Structuring Agent shall be required to take any action which is contrary to this Agreement or any other Revolving Credit Document or any applicable law and shall be entitled to all benefits of this Section 13. Any Green Structuring

Agent may resign at any time by giving thirty (30) days written notice thereof to the Revolver Administrative Agent and the Borrower.
Section 14Miscellaneous.
14.1Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Revolving Credit Documents, neither this Agreement nor any other Revolving Credit Document (excluding the Secured Swap Contracts, which shall only be amended, changed, waived, discharged or terminated in accordance with the terms thereof), nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. Except as provided to the contrary under Section 2.14 or as otherwise expressly provided in the definitions of “Daily Simple SOFR” and “Term SOFR” set forth in Section 1.1 and except with respect to any amendment, modification or waiver contemplated in the second proviso below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders, the Required Lenders may, or, with the written consent of the Required Lenders, the Revolver Administrative Agent may (or may instruct the Collateral Agent to), from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Revolving Credit Documents for the purpose of adding any provisions to this Agreement or the other Revolving Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Revolver Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Revolving Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall (x) (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated interest rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)) or any fees payable under any Loan or Letter of Credit, or forgive any portion thereof, or extend the date for the payment, of any principal, interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or Section 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i), or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Revolving Credit Document to which it is a party, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 13 without the written consent of the then-current Revolver Administrative Agent in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of a Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects such Letter of Credit Issuer, or (v) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) or release all or substantially all of the aggregate value of the Guarantees provided by the Guarantors, in each case, without the prior written consent of each Lender, or (vi) reduce the percentages specified in the definitions of the terms Required Lenders, Required Incremental Term Loan Lenders, or Required Revolving Credit Lenders that has the effect of decreasing the number of Lenders, Required Incremental Term Loan Lenders, Required Revolving Credit Lenders or Required Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender, or (vii) amend, modify or waive any provision of this Section 14.1 without the written consent of each Lender or (viii) change Section 2.7, Section 5.2 or 12.4 of the Agreement or Section 6.09 of the Security Agreement or any other provision of the Revolving Credit Documents providing for pro rata sharing of payments in a manner that would alter the pro rata sharing of payments and/or application of distributions required thereby without the written consent of each Lender directly and adversely affected thereby, or (ix) unless agreed to by each of the Lenders directly and adversely affected thereby (but without requiring the consent of the Required Lenders) no such amendment, modification, waiver, discharge, termination or consent shall (x) expressly subordinate (1) the Obligations in right of payment or (2) the Liens on all or substantially all of the Collateral granted to or held by the Revolver Administrative Agent, or (y) notwithstanding anything to the contrary in clause (x), (1) extend the final expiration date of any Lender’s Commitment, (2) increase the aggregate amount of the Commitments of any Lender or (3) affect the requirement that reductions of Revolving Credit Commitments shall be applied ratably, in each case, without the written consent of such Lender; provided, further, that notwithstanding any other provision of this Agreement, any amendment or waiver of this Agreement or any other Revolving Credit Document that affects solely the Lenders with Revolving Credit Commitments or Revolving Credit Exposure will require only the written consent of the Required Revolving Credit Lenders, and any amendment or waiver of this Agreement or any other Revolving Credit Document that affects solely the Incremental Term Loan Lenders will require only the written consent of the Required Incremental Term Loan Lenders (including, by way of example only, the availability and conditions to funding of any Incremental Term Loans (but not the conditions for implementing any Incremental Term Loan set forth in Section 2.14)), and no other consents or approvals shall be required.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately from the other Lender of the same Class (other than because of its status as a Defaulting Lender).
Notwithstanding the foregoing, only the Required Revolving Credit Lenders shall have the ability to waive, amend, supplement or modify the covenant set forth in Section 11.15 (or the defined terms to the extent used therein but not as used in any other Section of this Agreement) or Section 12.1 (solely as it relates to Section 11.15).
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Revolver Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Revolver Administrative Agent shall be restored to their former positions and rights hereunder and under the other Revolving Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Revolver Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything in this Agreement (including, without limitation, this Section 14.1) or any other Revolving Credit Document to the contrary, (i) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor or security agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Revolver Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Revolver Administrative Agent hereunder or under any other Revolving Credit Document without the prior written consent of the Revolver Administrative Agent; (ii) any provision of this Agreement or any other Revolving Credit Document may be amended by an agreement in writing entered into by the Borrower and the Revolver Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Revolver Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Letter of Credit Issuers in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Revolver Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iii) guarantees, collateral documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Revolver Administrative Agent and may be, together with any other Revolving Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Credit Party or Credit Parties and the Revolver Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Revolver Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Revolving Credit Documents.
Notwithstanding anything in this Agreement or any other Revolving Credit Document to the contrary, the Borrower, and the Revolver Administrative Agent may enter into a Joinder Agreement in accordance with Section 2.14 and any Extension Amendment in accordance with Section 2.14(f) and any Incremental Amendment in accordance with Section 2.14(a), and such Joinder Agreement, Extension Amendment and Incremental Amendment shall be effective to amend the terms of this Agreement and the other applicable Revolving Credit Documents, in each case, without any further action or consent of any other party to any Revolving Credit Document.
14.2Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Revolving Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address as follows:
(a)if to the Borrower, the Revolver Administrative Agent or a Letter of Credit Issuer, to the address, facsimile number or electronic mail address specified for such

Person on Schedule 14.2 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and
(b)if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower, the Revolver Administrative Agent and the Letter of Credit Issuers.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Revolver Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
14.3No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Revolver Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Revolving Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.
14.4Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Revolving Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
14.5Payment of Expenses; Indemnification.
(c)The Borrower agrees (i) to pay or reimburse each of the Agents, the Green Structuring Agent and each Lead Arranger for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred (within thirty (30) days of a written request therefor, together with backup documentation supporting such reimbursement request) in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Revolving Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, limited to the reasonable fees, disbursements and other charges of Milbank LLP (or such other counsel as may be designated by the Agent), (ii) to pay or reimburse the Agent, the Green Structuring Agent, the Lead Arrangers, each Letter of Credit Issuer and each Lender for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Revolving Credit Documents and any such other documents (within thirty (30) days of a written request therefor, together with backup documentation supporting such reimbursement request), limited to the reasonable fees, disbursements and other charges of one firm or counsel to the Agents and the Lenders collectively, (iii) to pay all reasonable out-of-pocket expenses incurred by any Letter of Credit Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) to pay, indemnify and hold harmless each Lender, each Letter of Credit Issuer, each Agent, the Green Structuring Agent, each Lead Arranger and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any kind or nature whatsoever (including any Environmental Claims against Borrower or any Subsidiary, or any actual or alleged violation of Environmental Law by Borrower or any Subsidiary or presence or Release of Hazardous Materials at, under, on, or from any Real Estate or any other real properties now owned, leased or operated by Borrower or any Subsidiary) (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any action, claim, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by the Borrower, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Revolving Credit Documents and any such other documents (all the foregoing in this clause (iv), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to indemnified liabilities to the extent arising from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, or (iii) any proceeding between and among Indemnified Persons that does not involve an act or omission by the Borrower; provided the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) or (ii) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 14.5 shall survive the repayment in full of the Obligations and the termination of the Revolving Facility. This Section 14.5 shall not apply with respect to Taxes, other than any Taxes that solely represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.
(d)No Credit Party nor any Indemnified Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Revolving Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 14.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Revolving Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction.
14.6Successors and Assigns; Participations and Assignments.
(e)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 11.2, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Revolver Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Revolver Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 14.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(f)(i) Subject to the conditions set forth in clause 14.6(b)(i) below and Section 14.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:
(A)(x) the Borrower (such consent not to be unreasonably delayed, conditioned or withheld); provided that no consent of the Borrower shall be required for an assignment of (I) Revolving Credit Loans or Revolving Credit Commitments to (1) another Lender, (2) an Affiliate of a Lender or (3) an Approved Fund, (II) Incremental Term Loans to (1) a Lender or (2) an Affiliate of a Lender or (3) an Approved Fund, or (III) Loans or Commitments to any assignee if an Event of Default under Section 12.1(a), 12.1(b), 12.1(g), 12.1(h) or 12.1(i) has occurred and is continuing; provided, further, that consent of the Borrower and Sponsor shall be deemed given if a written request is delivered to an officer of the Borrower and the Borrower does not respond to such request for consent within ten (10) business days of receipt of such request; and
(B)the Revolver Administrative Agent and the Letter of Credit Issuers (not to be unreasonably withheld or delayed).
(g)Notwithstanding the foregoing, no such assignment shall be made to (i) a natural Person, Disqualified Lender, Defaulting Lender, and (ii) with respect to the Revolving Credit Commitments, the Borrower or any of its Subsidiaries or any Affiliated Lender. Notwithstanding anything in Section 14.6, (i) all Incremental Term Loans held by Affiliated Lenders may not account for more than 25% of the Incremental Term Loans and (ii) all Incremental Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Incremental Term Loans.
In the event of any assignment or participation of any Loan or Commitment by a Lender to a Disqualified Lender, (a) the Borrower may (i) terminate any Commitment of such person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more permitted assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such person does not execute and deliver to the Revolver Administrative Agent a duly executed Assignment and Acceptance reflecting such assignment within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Acceptance to such person, then such person shall be deemed to have executed and delivered such Assignment and Acceptance without any action on its part, (b) no such person shall receive any information or reporting provided by the Borrower, the Revolver Administrative Agent, the Collateral Agent or any Lender, (c) for purposes of voting, any Loans or Commitments held by such person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to a “Required Lender” or “Required Revolving Credit Lender” or “Required Incremental Term Loan Lender” or Class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (c) above) so approves and (e) such person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to the Disqualified Lender and not to any assignee of such Person that becomes a Lender so long as such assignee becomes an assignee in accordance with the provisions of this Section 13.6. Nothing in this Agreement shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 14.6. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.
For the avoidance of doubt, the Revolver Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Revolver Administrative Agent) shall not be less than $1,000,000, unless each of the Borrower and the Revolver Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 12.1(a), 12.1(b) or 12.1(g) (with respect to the Borrower) has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Revolver Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Revolver Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that the Revolver Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that such recordation fee shall not be payable in the case of assignments by any Affiliate of the Lead Arrangers;

(D)the assignee, if it shall not be a Lender, shall deliver to the Revolver Administrative Agent an administrative questionnaire in a form approved by the Revolver Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and
(E)any assignment by a Lender of Revolving Credit Loans must occur in connection with a corresponding assignment of a pro rata portion of such Lender’s remaining Revolving Credit Commitment.
For the avoidance of doubt, the Revolver Administrative Agent bears no responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender.
(ii)Subject to acceptance and recording thereof pursuant to clause (c)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 14.6, (i) the Revolver Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Revolving Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.
(iii)The Revolver Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its Revolver Administrative Agent’s Offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuers under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Revolver Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuers, the Revolver Administrative Agent and their Affiliates and, with respect to its own Loans and Commitments, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 and any written consent to such assignment required by clause (b) of this Section 14.6, the Revolver

Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause 14.6(c)(iv).
(h)Any Lender may, without the consent of the Borrower or the Revolver Administrative Agent or any Letter of Credit Issuer sell participations to one or more banks or other entities (other than (x) a natural person, (y) the Borrower and its Subsidiaries and (z) any Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Revolver Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Revolver Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Revolving Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the second proviso to Section 14.1 that affects such Participant. Subject to clause (c)(i) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5, and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided such Participant shall be subject to Section 14.8(a) as though it were a Lender.
(i)A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or if the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits is not limited to what the applicable Lender would have been entitled to receive (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Revolving Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c) and Proposed Treasury Regulation Section 1.163-5(b) (or any amended or successor version).

(i)Any Lender may, without the consent of the Borrower, the Revolver Administrative Agent or the Collateral Agent or the Letter of Credit Issuers at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 14.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(j)Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and their Affiliates prior to becoming a party to this Agreement.
(k)The words “execution”, “execute”, “signed”, “signature” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Borrower and the Revolver Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
14.7Replacements of Lenders Under Certain Circumstances.
(l)The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or the Letter of Credit Commitment of such Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Section 2.10, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, with a replacement bank or other financial institution,(c) becomes a Defaulting Lender, with a replacement bank or other financial institution or (d) requires any Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.4 and such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Section 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender or Approved Fund, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Revolver Administrative Agent, (v) the replacement bank or institution, if not already a Lender, shall be subject to the provisions of Section 14.6, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Revolver Administrative Agent or any other Lender shall have against the replaced Lender, and (viii) in the case of any such assignment resulting from a claim of compensation under Section 5.4, such assignment will result in a reduction in such compensation thereafter.
(m)If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Revolver Administrative Agent, and, if applicable, the Letter of Credit Issuers, (to the extent such consent would be required under Section 13.6) or to terminate the Commitment of such Lender or Letter of Credit Commitment of such Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than a Letter of Credit Issuer), and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.11, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall have consented to the proposed amendment, waiver, discharge or termination. In connection with any such assignment, the Borrower, the Revolver Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.
(n)Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 14.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Revolver Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.
14.8Adjustments; Set-off.
(o)Except as contemplated in Section 14.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans of any Class and/or the participations in L/C Obligations held by it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans of any Class and/or the participations in L/C Obligations held by it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan of any Class and/or the participations in L/C Obligations held by it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(p)After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Revolver Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
14.9Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and the other Revolving Credit Documents. Delivery of an electronic signature to, or a signed copy of, this Agreement and such other Revolving Credit Documents by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Revolving Credit Documents shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Borrower and the Revolver Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Lender shall request manually signed counterpart signatures to any Revolving Credit Document, the Borrower hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable (but in any event within thirty (30) days of such request or such longer period as the requesting Lender and the Borrower may mutually agree).
14.10Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.11Integration. This Agreement and the other Revolving Credit Documents represent the agreement of the Borrower, the Revolver Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Revolver Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Revolving Credit Documents.
14.12GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
14.13Submission to Jurisdiction; Waivers, Etc. Each party hereto irrevocably and unconditionally:
(q)submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Revolving Credit Documents to which it is a party to the non-exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;
(r)consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;
(s)agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 at such other address of which the Revolver Administrative Agent shall have been notified pursuant to Section 14.2;
(t)agrees that nothing herein shall affect the right of the Revolver Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or any other Credit Party in any other jurisdiction; and
(u)waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages; provided that nothing in this clause (e) shall limit the Borrower’s indemnification obligations set forth in Section 14.5.
14.14Acknowledgments. The Borrower hereby acknowledges that:
(v)it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Revolving Credit Documents;
(w)the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Revolving Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Revolver Administrative Agent and the Lenders on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Revolving Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(i)in connection with the process leading to such transaction, each of the Revolver Administrative Agent, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;
(ii)neither Revolver Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Revolving Credit Document (irrespective of whether the Revolver Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Revolver Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Revolving Credit Documents;
(iii)the Revolver Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Revolver Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and
(iv)neither the Revolver Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Revolving Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that the Revolver Administrative Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Revolver Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and
(x)no joint venture is created hereby or by the other Revolving Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders among the Borrower, on the one hand, and any Lender, on the other hand.
14.15WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
14.16Confidentiality. The Revolver Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party or any Subsidiary of a Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such

Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority such as the National Association of Insurance Commissioners) purporting to have jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 14.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, accountants, partners, employees, legal counsel, independent auditors, and other experts, agents or other advisors who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this Section 14.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 14.16) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers, participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 14.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 14.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, hedge providers or prospective Lenders, hedge providers or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 14.16 or confidentiality provisions at least as restrictive as those set forth in this Section 14.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than the Borrower, its Subsidiaries or their respective Affiliates, (ii) the Revolver Administrative Agent shall not be responsible for compliance with this Section 14.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Revolver Administrative Agent or any other Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, and (iv) the Revolver Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the

Revolver Administrative Agent and the Lenders in connection with the administration, settlement and management of this Agreement and the other Revolving Credit Documents.
14.17Direct Website Communications. The Borrower may, at its option, provide to the Revolver Administrative Agent any information, documents and other materials that it is obligated to furnish to the Revolver Administrative Agent pursuant to the Revolving Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit including any election of an interest rate or interest period relating thereto, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Revolver Administrative Agent to the Revolver Administrative Agent at an email address provided by the Revolver Administrative Agent from time to time; provided that (i) upon written request by the Revolver Administrative Agent, the Borrower shall deliver paper copies of such documents to the Revolver Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Revolver Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Revolver Administrative Agent of the posting of any such documents and provide to the Revolver Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Revolver Administrative Agent and maintaining its copies of such documents. Nothing in this Section 14.17 shall prejudice the right of the Borrower, the Revolver Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Revolving Credit Document in any other manner specified in such Revolving Credit Document.
The Revolver Administrative Agent agrees that the receipt of the Communications by the Revolver Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Revolver Administrative Agent for purposes of the Revolving Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Revolving Credit Documents. Each Lender agrees (A) to notify the Revolver Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(y)The Borrower further agrees that the Revolver Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Revolver Administrative Agent, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 14.16.
(z)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND

EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Revolver Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Revolver Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence, bad faith or willful misconduct or material breach of the Revolving Credit Documents as determined in the final non-appealable judgment of a court of competent jurisdiction.
(aa)The Borrower and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Revolving Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Borrower has indicated contains only publicly available information with respect to the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Revolver Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information; provided, however, that, the following documents shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Revolver Administrative Agent promptly that any such document contains material nonpublic information: (1) the Revolving Credit Documents, (2) any notification of changes in the terms of the Revolving Facility and (3) all financial statements and certificates delivered pursuant to Sections 9.1(a) and 9.1(b).
14.18USA PATRIOT Act. Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the USA PATRIOT Act.
14.19Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Revolver Administrative Agent or any Lender, or the Revolver Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Revolver Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Revolver Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Revolver Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
14.20No Fiduciary Duty. The Revolver Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Revolving Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Revolving Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Revolving Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
14.21Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Revolving Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Revolving Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(ab)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and
(ac)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Revolving Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
14.22Certain ERISA Matters.
(ad)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Revolver Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with such Lender’s entrance into, participation in, administration of or performance of the Revolving Facility, the Obligations or this Agreement;
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Facility, the Obligations and this Agreement; or
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Revolving Facility, the Obligations and this Agreement, and (C) the entrance into, participation in, administration of and performance of the Revolving Facility, the Obligations and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Revolving Facility, the Obligations and this Agreement.
(ae)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Revolver Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Revolver Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Revolving Facility, the Obligations and this Agreement (including in connection with the reservation or exercise of any rights by the Revolver Administrative Agent under this Agreement, any Revolving Credit Document or any documents related to hereto or thereto).
14.23Acknowledgment Regarding any Supporting QFCs. To the extent that the Revolving Credit Documents provide support, through a guarantee or otherwise, for the Secured Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Revolving Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(af)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Revolving Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and the Revolving Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(ag)As used in this Section 14.23 (Acknowledgment Regarding any Supporting QFCs), the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
APA Generation, LLC,
as Borrower

By: /s/ Gregg Felton
Name: Gregg Felton
Title: Co-Founder, Co-Chief Executive Officer and Co-President

[Signature Page to Revolving Credit Agreement]

Citibank, N.A.,
as Revolver Administrative Agent

By: /s/ Derrick Lenz
Name: Derrick Lenz
Title: Vice President / Director
[Signature Page to Revolving Credit Agreement]

Citibank, N.A.,
as Lender and Letter of Credit Issuer

By: /s/ Derrick Lenz
Name: Derrick Lenz
Title: Vice President / Director
[Signature Page to Revolving Credit Agreement]

Bank of America, N.A.,
as Lender and Letter of Credit Issuer
By: /s/ Nicole J. Kelly
Name: Nicole J. Kelly
Title: Vice President
[Signature Page to Revolving Credit Agreement]

JPMorgan Chase Bank, N.A.,
as Lender and Letter of Credit Issuer
By: /s/ Arina Mavilian
Name: Arina Mavilian
Title: Executive Director
[Signature Page to Revolving Credit Agreement]

KeyBank National Association,
as Lender and Letter of Credit Issuer
By: /s/ Bahar Lotfalian
Name: Bahar Lotfalian
Title: Vice President
[Signature Page to Revolving Credit Agreement]

Truist Bank,
as Lender and Letter of Credit Issuer
By: /s/ Justin Lien
Name: Justin Lien
Title: Director

[Signature Page to Revolving Credit Agreement]

SCHEDULE 2.1(a)
COMMITMENTS OF LENDERS

Lender	Original Revolving Credit Commitment
Citibank, N.A.	$ 40,000,000.00
Bank of America, N.A.	$ 40,000,000.00
JPMorgan Chase Bank, N.A.	$ 40,000,000.00
KeyBank National Association	$ 40,000,000.00
Truist Bank	$ 40,000,000.00
Aggregate Commitments of Lenders	$200,000,000

LETTER OF CREDIT COMMITMENTS

Letter of Credit Issuer	Letter of Credit Issuer Commitments
Citibank, N.A.	$15,000,000.00
Bank of America, N.A.	$15,000,000.00
JPMorgan Chase Bank, N.A.	$15,000,000.00
KeyBank National Association	$15,000,000.00
Truist Bank	$15,000,000.00
Aggregate Commitments of Letter of Credit Issuers	$75,000,000.00